Exhibit 10.22

DATED THE 28th DAY OF APRIL, 2004

IVEX PHARMACEUTICALS LIMITED (1)

GALEN HOLDINGS, plc (2)

GAMBRO NORTHERN IRELAND LIMITED (3)

GAMBRO BCT, INC (4)

BUSINESS PURCHASE AGREEMENT

FOR THE SALE AND PURCHASE OF THE BUSINESS AND ASSETS OF

IVEX PHARMACEUTICALS LIMITED

MILLS SELIG

SOLICITORS

21 ARTHUR STREET

BELFAST

BT1 4GA

TEL 02890 243878

FAX 02890 231956

REF RF/MT

SCHEDULE 1	44
Allocation of Consideration	44
SCHEDULE 2	45
Warranties	45
SCHEDULE 3	68
Loose Plant	68
SCHEDULE 4	79
Contracts	79
SCHEDULE 5	81
Assumed Employees	81

SCHEDULE 6	84
The Buyer’s Guarantee	84
SCHEDULE 7	86
The Seller’s Guarantee	86
SCHEDULE 8	88
Data Room Index	88
SCHEDULE 9	95
Business Intellectual Property and IP Licence	95

THIS AGREEMENT is made on 28 April 2004

BETWEEN:

(1)	IVEX PHARMACEUTICALS LIMITED (No. NI16093) whose registered office is at Old Belfast Road, Millbrook, Larne BT40 2SH (the “Seller”);

(2)	GALEN HOLDINGS, PLC (No.25836) whose registered office is at Old Belfast Road, Millbrook, Larne BT40 2SH (the “Seller’s Guarantor”);

(3)	GAMBRO NORTHERN IRELAND LIMITED (No.49717) whose registered office currently is at Arnott House, 12-16 Bridge Street, Belfast BT1 1LS but by the Completion Date will be Old Belfast Road, Millbrook, Larne BT40 2SH (the “Buyer”); and

(4)	GAMBRO BCT INCORPORATED, a company incorporated in the State of Colorado, USA, whose registered office is at 10811 West Collins Avenue, Lakewood, Colorado 80215, USA (the “Buyer’s Guarantor”).

RECITALS

(A)	The Seller carries on the Business (as hereinafter defined) and is the beneficial owner, or is otherwise able to procure the transfer, of the Assets (as hereinafter defined).

(B)	The Seller has agreed to sell, and the Buyer has agreed to purchase, the Business as a going concern and the Assets on the terms hereinafter set out.

(C)	The Buyer’s Guarantor and the Seller’s Guarantor have agreed to guarantee the due performance by the Buyer and Seller respectively of their obligations hereunder.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	The following words and expressions shall, unless the context otherwise requires, have the following meanings:

“Accounts” means the audited financial statements (comprising a balance sheet, profit and loss account, cash flow statement, notes and directors’ report and auditors’ report) of the Seller for the financial period ended on the Accounts Date in the Agreed Form;

“Accounts Date” means 30 September 2003;

“Agreed Form” means, in relation to a document, in the form agreed between the parties on or prior to the date hereof and for the purposes of identification signed on their behalf;

“Assets” means all assets, property or rights of the Seller relating to or connected with or belonging to or used in the Business which shall include the Goodwill, Books and Records, Contracts, Business Intellectual Property, Loose Plant, and Stock, together with the assets and rights and the benefit of any claims relating to the Business other than the Excluded Assets;

“Assumed Employees” means only those employees engaged in the Business as at Completion and whose names are listed in Schedule 5 of this Agreement;

“Books and Records” means the lists of customers and suppliers, books of account, financial records, and all other records (including, for the avoidance of doubt, VAT records) relating to the Business on whatever medium they are stored, other than any books and records contained within the Excluded Assets;

“Business” means the manufacturing, storage and supply of sterile fluid solution products for Ivex own branded products and the contract manufacturing, storage and supply of sterile fluid solution products for third parties as conducted by the Seller during the three year period preceding the Completion Date;

“Business Day” means any day upon which banks in Belfast are open for business;

“Business Information” means all information, know-how and techniques (whether or not confidential and in whatever form held) which in any way relates to: (i) all or any part of the Business and Assets; (ii) any products manufactured and/or sold or services rendered by the Business; (iii) any formulae, designs, specifications, drawings, data, manuals or instructions used by the Business; (iv) the operations, management, administration, or financial affairs of the Business (including, if any, business plans or forecasts, information relating to future business development or planning information relating to litigation or legal advice); and (v) the sale or marketing of any of the products manufactured and/or sold or services rendered by the Business, including, but without limiting the generality of the foregoing words, all customer names and lists, sales and marketing information (including but not limited to targets, sales and market share statistics, market surveys and reports on research);

“Business Intellectual Property” means the Intellectual Property owned by or licensed to the Seller or any member of the Seller’s Group and used wholly and exclusively in the Business, consisting of the Intellectual Property disclosed in the Data Room, together with the goodwill relating thereto;

“Buyer’s Accountants” means Pricewaterhouse Coopers of Waterfront Plaza, 8 Laganbank Road, Belfast BT1 3LR;

“Buyer’s Guarantee” means the guarantee in the form set out in Schedule 7 to be given by the Buyer’s Guarantor pursuant to Clause 20;

“Buyer’s Group” means the Buyer, its holding companies and their respective subsidiaries, as well as the associated companies from time to time of such holding companies, all of them and each of them as the context admits;

“Buyer’s Solicitors” means L’Estrange & Brett of Arnott House 12-16 Bridge Street Belfast BT1 1LS;

“Consideration” means the sum to be paid for the Assets other than Stock by the Buyer to the Seller on Completion in accordance with Clause 3;

“Completion” means the completion of the sale and purchase of the Business and Assets in accordance with Clause 4;

“Completion Date” means 10 May 2004 as of 12:01 AM (Northern Ireland);

“Contracts” means all contracts and arrangements relating to the Business entered into by the Seller prior to Completion but which are wholly or partly unperformed at Completion, including those set out in the list in the Agreed Form headed “Contracts” at Schedule 4 to this Agreement but excluding those contracts which are Excluded Assets;

“Damaged Goods” means Stock that is past or within six months of its expiration date or Stock which does not conform to any relevant specification as determined in accordance with Clause 8.1 of this Agreement;

“Data Room” means the data disclosed by the Seller to the Buyer before the date of this Agreement set out in the index attached at Schedule 11;

“Disclosure Letter” means the letter of even date with this Agreement, together with the attachments thereto, addressed by the Seller to the Buyer disclosing exceptions to the Warranties;

“Encumbrance” means any mortgage, charge, pledge, lien, security or other third party right or interest (legal or equitable) or restriction over or in respect of the use of the relevant Asset, security or right including any obligation to create the same;

“Excluded Assets” means any assets or rights and the benefit of any claims consisting of or comprised in the following:

(a)	cash in hand and at bank;

(b)	the equipment provided by Fresenius Kabi Limited to the Seller pursuant to the contract between Fresenius Kabi Limited and the Seller dated 1st April 2000;

(c)	Receivables;

(d)	All items or assets of whatever nature owned by the Seller other than those set out in Schedule 3;

(e)	All production and quality related records including without limitation batch manufacturing records, laboratory records, equipment calibrations, equipment qualifications, process validations, method validations, standard operating procedures (SOPs), certificates of analysis (COAs) and audit reports in the possession of any member of Seller’s Group that relate to the Business;

“Goodwill” means the goodwill, custom and connection relating to the Business as at Completion together with the exclusive right for the Buyer and its successors and assigns to represent itself as carrying on the Business in succession to the Seller and together with the trade name “Ivex” or “Ivex Pharmaceuticals” associated with the Business;

“GRL” means Galen Research Laboratories Limited (No NI10870) whose registered office is at Old Belfast Road, Millbrook, Larne BT40 2SK;

“holding company” has the meaning given to it in Article 4 of the Companies (Northern Ireland) Order 1986 (as amended);

“Intellectual Property” means patents, know-how, registered and unregistered trade marks and service marks (including any trade, brand or business names domain names, registered designs, design rights, utility models, copyright (including all such rights in computer software as disclosed in the Data Room, the Business Information and any databases), moral rights and topography rights (in each case for the full period thereof and all extensions and renewals thereof), applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world and any similar rights situated in any country;

“Interim Period” means the period of up to 12 weeks (or such longer period as the parties may agree) commencing on the date of Completion;

“IP Licences” means any licences, authorisations and permissions in any form whatsoever whether express or implied, pertaining to the use, enjoyment and exploitation by (i) the Seller or any member of the Seller’s Group of any Intellectual Property or information in connection with the Business as carried on at Completion, and (ii) any third party of any Business Intellectual Property or information relating to the Business, including those specified in Schedule 12;

“Ivex Manufacturing Licences” means the facility approvals granted by the Medicines and Healthcare Products Regulatory Agency (“MHRA”), or its predecessor the Medicines Control Agency to the Seller in connection with the Business, current copies of which have been disclosed in the Data Room;

“Ivex Marketing Authorisations” means the product marketing authorisations granted to the Seller and GRL from the MHRA or its predecessor the Medicines Control Agency, the Irish Medicines Board (“IMB”) and Veterinary Medicines Directorate in connection with the Business, current copies of which have been disclosed in the Data Room;

“Lease” means a lease in the Agreed Form having an effective date as of the Completion Date between the Seller and the Buyer in relation to the Buyer’s use of the Property;

“Liabilities” means all liabilities of the Business at Completion;

“London Stock Exchange” means London Stock Exchange plc;

“Loose Plant” means the tangible assets of the Business, including Stability Units, movable plant, machinery, equipment, desk top computers, spare parts, tooling, vehicles and furniture used or intended for use in the Business, being those items listed in Schedule 3 of this Agreement;

“Management Accounts” means the unaudited management accounts of the Business and the Seller for the period from 1 October 2003 to 31 March 2004 comprising a balance sheet and profit and loss account for that period, copies of which are annexed to the Disclosure Letter;

“New Licences” means the licences and authorisations to be granted to Buyer for the Business by the MHRA and others;

“Pre-emption Agreement” means the pre-emption agreement in the Agreed Form having an effective date as of the Completion Date between the Seller and the Buyer in relation to the Property;

“Property” means that part of the property at Old Belfast Road, Millbrook, Larne, County Antrim, Northern Ireland more fully described in the Lease;

“Receivables” means all those amounts which are accrued, due and owing to the Seller directly and exclusively in connection with the Business as at Completion;

“Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

“Related Persons” means, in relation to any party, its holding companies and the subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits;

“Restricted Period” means the five (5) year period from and after the Completion Date;

“Restricted Territory” means the United Kingdom and the Republic of Ireland;

“Retained Employees” means any employee, consultant or agent of any member of Seller’s Group who are not listed in Schedule 5;

“Seller’s Accountants” means PricewaterhouseCoopers, Waterfront Plaza, 8 Laganbank Road, Belfast BT1 3LR;

“Seller’s Guarantee” means the guarantee set out in schedule 8 to be given by the Seller’s Guarantor pursuant to Clause 21;

“Seller’s Group” means the Seller, its holding company and their respective subsidiaries as well as the associated companies from time to time of such holding companies, all of them and each of them as the context admits;

“Seller’s Solicitors” means Mills Selig of 21 Arthur Street Belfast BT1 4GA;

“Services Agreement” means the agreement for services in the Agreed Form having an effective date as of the Completion Date between the Seller’s Guarantor, Rouvex Limited, the Buyer and the Buyer’s Guarantor in relation to the Property and the Business;

“Stability Units” means the stability rooms 2 and 3 located within the Property;

“Stock” means the raw materials, packing materials, work in progress and finished goods acquired or produced in the course of the Business at the Property and held by the Seller at Completion, but excluding any Damaged Goods;

“Stock Valuation” means a statement of the value of the Stock as determined by a full inventory of the Stock following a physical stock-take carried out at the Property with representatives of both the Seller and the Buyer present;

“Subsidiary” has the meaning given to it in Article 4 of The Companies Order 1986 (as amended);

“Taxation” means any tax and any duty, impost, levy or governmental charge in the nature of tax whether domestic or foreign and any fine, penalty or interest connected therewith (a) including (without prejudice to the generality of the foregoing) corporation tax, income tax, national insurance and social security contributions, capital gains tax, inheritance tax, capital transfer tax, value added tax, customs, excise and import duties, any deferred taxation and any other payment whatsoever which the Seller is or may be or become bound to make to any person as a result of any enactment relating to any of the foregoing (b) but excluding any stamp duty or stamp duty reserve tax payable on this Agreement or any instrument executed pursuant to this Agreement or on any agreement relating to the Business;

“Transaction Documents” means this Agreement as well as the Lease, the Services Agreement, the Pre-emption Agreement, the Buyer’s Guarantee, the Seller’s Guarantee and any other documents referred to in this Agreement pertaining to the sale and purchase of the Business and the Assets.

“UK Listing Authority” means the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

“VAT” means Value Added Tax or any similar tax from time to time replacing it or performing a similar fiscal function; and

“Warranties” means the warranties given pursuant to Clause 15 and Schedule 2.

1.2	References to the parties hereto include, and in the case of individuals, their respective successors in title, personal representatives, heirs and estates; and references to the masculine gender shall include the feminine and vice versa.

1.3	References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as re-enacted from time to time before the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation before the date hereof.

1.4	References to persons shall include bodies corporate and unincorporated, associations, partnerships and individuals.

1.5	Headings to Clauses and paragraphs are for information only and shall not form part of the operative provisions of this Agreement and shall be ignored in construing the same.

1.6	References to recitals, Clauses or Schedules are to recitals to, Clauses of and Schedules to this Agreement.

1.7	The recitals, the Schedules and documents in any Agreed Form comprise part of the operative provisions of this Agreement and references to this Agreement shall, unless otherwise expressly stated, include references to the recitals, the Schedules and documents in the Agreed Forms.

1.8	Any undertaking by a party not to do an act or thing shall be deemed to include an undertaking not to permit or suffer such act or thing to be done by another person for the benefit of the party.

1.9	References to “include” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.10	References to the Ivex Manufacturing Licences and the Ivex Marketing Authorisations being granted or transferred to the Buyer shall be interpreted to include the cancellation of such licences and the issuance of new licences in the name of the Buyer corresponding to the Ivex Manufacturing Licences and the Ivex Marketing Authorisations, as applicable.

1.11	References to “disclosed” shall be interpreted as meaning fairly and accurately disclosed to the Buyer expressly for the purposes of this Agreement in the Data Room and/or the Disclosure Letter; and for the purposes of this definition, the expression “fairly and accurately” means that a matter shall be disclosed only if it has been disclosed with reference to a particular warranty identified by its number in Schedule 2.

2.	SALE AND PURCHASE

2.1	Upon the terms and subject to the conditions of this Agreement, the Seller shall sell as beneficial owner and shall transfer or procure the sale and transfer of the Assets and the Business as a going concern to the Buyer, with effect from Completion, free from any Encumbrances, together with all accrued benefits and rights attaching thereto; and all property rights and risk in those Assets shall vest in the Buyer from Completion.

2.2	The Excluded Assets are not included in the sale and purchase pursuant to Clause 2.1.

2.3	The Consideration for such sale and purchase shall be as specified in Clause 3.

2.4	The Property shall be leased by the Seller to the Buyer subject to the terms set out in the Lease.

3.	CONSIDERATION

3.1	The Consideration shall be the sum of two million five hundred and seventy five thousand pounds (£2,575,000) payable in cash by telegraphic transfer on Completion, which shall be apportioned among the Assets as set out in Schedule 1.

3.2	Further payment shall be made by the Buyer to the Seller for the Stock which shall be determined in accordance with the provisions contained in Clause 8 and when so determined shall be paid to the Seller in accordance with the provisions of Clause 8.8.

3.3	Nothing in this Agreement shall pass to the Buyer or shall be construed as acceptance by the Buyer of any Liabilities, debt or other obligation of the Seller other than the obligations which are expressly and specifically assumed by the Buyer under the terms of this Agreement.

4.	COMPLETION

4.1	Completion shall take place at the offices of the Seller (or at such other location as the Seller and Buyer agree) on the Completion Date.

4.2	On Completion, the Seller shall deliver or, in the case of Clauses 4.2.1 and 4.2.2, make available to the Buyer at the Property:

4.2.1	the Books and Records;

4.2.2	the Loose Plant and all other Assets hereby agreed to be sold, title to which can be transferred by delivery (and shall pass upon such delivery) and shall permit the Buyer to enter into and take possession of the Assets;

4.2.3	duly executed assignments or registered user agreements of the Business Intellectual Property in the Agreed Form;

4.2.4	releases under seal or certificates of non-crystallisation of charge of any Encumbrances in Agreed Form to which any of the Assets are subject, duly executed by those entitled to the benefit thereof;

4.2.5	a counterpart of the Lease, the Pre-emption Agreement and the Services Agreement duly executed by the Seller;

4.2.6	the Contracts and the Business Information duly written up to Completion;

4.2.7	all such records (or copies if the originals have been properly retained) as are referred to in section 49 of the Value Added Tax Act 1994;

4.2.8	all documents of title and certificates for the operation and use of, and all service documents within the possession of the Seller pertaining to the Loose Plant and the raw materials included in the Stock;

4.2.9	a copy of the minutes of meetings held on the 28th April 2004 of the directors of the Seller, Rouvex Limited and the Seller’s Guarantor in the Agreed Form authorising the execution by that party of this Agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this Agreement or the transactions contemplated thereby and appointing the relevant signatory or signatories to sign this Agreement and any such other documentation on its behalf; and

4.2.10	a written resolution signed and dated the 9th May 2004 by the Seller’s shareholder approving the Seller’s change of name from “Ivex”.

4.3	Upon compliance by the Seller with the provisions of Clause 4.2, the Buyer shall:

4.3.1	provide for the electronic transfer of funds of the sum referred to in Clause 3.1 to the client account of the Seller’s Solicitors at Bank of Ireland 4/8 High Street Belfast BT1 2BA client account number 95454506 sort code 90-21-27 and the receipt of the Seller’s Solicitors therefor shall be a good discharge to the Buyer;

4.3.2	deliver to the Seller a counterpart of the Lease, the Pre-emption Agreement and Services Agreement duly executed by the Buyer

4.3.3	deliver to the Seller a copy of the minutes of a meeting of the directors of the Buyer and the Buyer’s Guarantor in the Agreed Form authorising the execution by that party of this Agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this Agreement or the transactions contemplated thereby and appointing the relevant signatory or signatories to sign this Agreement and any such other documentation on its behalf.

5.	SELLER’S OBLIGATIONS PRIOR TO COMPLETION

5.1	The Seller undertakes to the Buyer that pending Completion:

5.1.1	the Business will continue to be carried on in the same manner as it is presently carried on as regards the nature, scope and manner of conducting it and so as to maintain it as a going concern and will be conducted in a diligent and prudent manner in consultation with the Buyer on any material matters;

5.1.2	it will use all reasonable endeavours to retain and preserve the Goodwill of and relationship with all customers and suppliers of the Business;

5.1.3	it will use all reasonable endeavours to retain the full benefit of the Business Intellectual Property;

5.1.4	the Seller will not knowingly do or knowingly omit or knowingly permit to be done any act or thing or permit the omission of any act or thing which is intended to or may impair or have a material adverse effect upon the Business or any part of it or the Assets;

5.1.5	no long term, onerous or unprofitable contracts will be entered into by the Business;

5.1.6	the Seller will not dismiss any of the employees, except in the event of gross misconduct, and will not engage or employ any person in the Business other than the Assumed Employees without the Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed); and

5.1.7	the Seller will not take any other action which is inconsistent with the provisions of this Agreement or which is, or might constitute or result in, a breach of any of the Warranties or which would or might make any of the Warranties misleading or inaccurate.

5.2	The Seller shall immediately disclose to the Buyer in writing any matter or thing which arises or becomes known to it before Completion which is or might be a breach of, or might reasonably be expected to cause or constitute a breach of, or is inconsistent with, or may render inaccurate or misleading, any of the Warranties or which is a breach of, or may otherwise give rise to a claim under, any other provision of this Agreement.

5.3	The Seller shall forthwith disclose to the Buyer in writing any matter or thing which arises or may arise or become known to it before Completion which has or is likely to have a material and adverse effect upon the Business as presently conducted or upon the financial or trading position or prospects of the Business.

5.4	The Seller shall procure that until Completion the Buyer and its advisers shall be given promptly on request such facilities and information (including access to employees) regarding the Business or the Assets as they or any of them may reasonably require.

6.	RISK

6.1	Pending the Completion Date, possession and risk of loss of the Assets shall be retained by the Seller. The Assets shall be at the risk of the Buyer as from the Completion Date.

6.2	The Seller shall continue to carry on the Business for its own benefit and at its own risk up to the Completion Date.

6.3	All profits and receipts of the Business (other than profits earned or receivable in respect of work in progress) and all losses and outgoings incurred or payable by the Business up to the Completion Date shall belong to, and be paid and discharged by, the Seller.

6.4	All profits and receipts of the Business and all losses and outgoings incurred or payable by the Business as from the Completion Date shall belong to, and be paid and discharged by, the Buyer.

6.5	Nothing in this Agreement shall have the effect of making the Buyer liable in any way under any guarantees or warranties given by the Seller to any customer in relation to products sold or services rendered by the Seller prior to the Completion Date, the liability for which shall remain absolutely with the Seller.

7.	POST COMPLETION

7.1	The Buyer undertakes to the Seller that as soon as is reasonably practicable following Completion, the Buyer shall take all steps necessary to facilitate the payment of and shall pay all stamp duty in respect of the granting of the Lease to the appropriate tax authority.

7.2	The Buyer shall with effect from Completion indemnify the Seller against all liabilities, obligations, costs, claims and demands arising from or in respect of the non payment of stamp duty referred to in Clause 7.1 above.

8.	STOCK

8.1	Commencing within five (5) Business Days after Completion, the Seller shall perform a stock-take and within fourteen (14) Business Days of Completion, deliver to the Buyer the Stock Valuation. During the stock-take representatives of both the Seller and Buyer shall jointly use all their reasonable endeavours to identify any Damaged Stock. Any such Damaged Stock shall be destroyed or otherwise dealt with by the Seller (unless expressly agreed to the contrary). The Stock shall be valued on a basis consistent with those accounting standards, principles and policies applied in the preparation of the Accounts and otherwise prepared in accordance with generally accepted accounting standards, principles and policies in the United Kingdom. Further, the Seller undertakes and agrees that the Stock Valuation at Completion will not exceed two million and five hundred thousand pounds (£2,500,000.00).

8.2	The Stock shall be valued at cost excluding any VAT on the Stock paid by the Seller. The Seller shall comply with any reasonable requests of the Buyer’s representatives for evidence or information to verify the cost of the Stock.

8.3	The Buyer shall notify the Seller within fourteen (14) Business Days (or within such longer period as shall be agreed in writing between the parties) of receipt of the Stock Valuation, whether or not the Buyer accepts the calculations therein for the purposes of this Agreement.

8.4	If the Buyer notifies the Seller that it does not accept the Stock Valuation:

8.4.1	it shall deliver to the Seller a notice in writing (the “Notice”) setting out its reasons in full for such non-acceptance and specify the adjustments which, in its opinion, should be made to the Stock Valuation in order to comply with the requirements of this Agreement;

8.4.2	the parties shall, within fourteen (14) Business Days from the date of the Notice (the “Negotiation Period”), meet and discuss the objections of the Buyer and use their best efforts to reach agreement upon the adjustments (if any) required to be made to the Stock Valuation; and

8.4.3	if, on expiry of the Negotiation Period, both parties have failed to agree and accept the Stock Valuation, Clause 8.6 shall apply.

8.5	If the Buyer is satisfied with the Stock Valuation (either as originally submitted or after adjustments agreed between the Seller and the Buyer) then the Stock Valuation (incorporating any agreed adjustments) shall constitute the agreed Stock Valuation for the purposes of this Agreement.

8.6	In the event that the parties are not able to agree on the Stock Valuation by the expiry of the Negotiation Period pursuant to Clause 8.4 above, any of the matters in dispute with respect to the determination of the value of the Stock shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Seller and the Buyer or, failing such nomination within fourteen (14) days after the Negotiation Period by either the Seller or the Buyer, nominated at the request of either of them by the President for the time being of the Ulster Society of the Institute of Chartered Accountants in Ireland. The accountants shall be entitled to call for submissions from both the Buyer and the Seller as to objections in relation to the Stock Valuation and may call for and inspect such documents as they may reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Seller and the Buyer in such proportions as the accountants determine.

8.7	The accountants appointed as experts pursuant to this Clause 8 shall, in giving their determination, state what adjustments (if any) are necessary to the Stock Valuation in such form as it stands at that time, in respect of the matters in dispute in order to comply with the requirements of this Agreement and shall give their reasons therefore and shall make such determination as soon as is reasonably practicable after their appointment and in any event by not later than thirty (30) days after their appointment.

8.8	The Buyer shall pay to the Seller in cash the lesser of £2,500,000 or a sum equal to the actual value of the Stock at Completion as stated in the Stock Valuation and as determined in accordance with the provisions of this Clause 8 in the following proportions and by the following dates:

8.8.1	the first 25 per cent. of such value of the Stock by no later than ninety (90) days after the Completion Date;

8.8.2	the second 25 per cent. Of such value of the Stock by no later than one hundred and eighty (180) days after the Completion Date;

8.8.3	the third 25 per cent. of such value of the Stock by no later than two hundred and seventy (270) days after the Completion Date; and

8.8.4	the final 25 per cent. of such value of the Stock by no later than one (1) year after the Completion Date.

8.9	If any such payment is not made by the dates indicated in Clause 8.8 above, interest will be payable thereon, calculated on a daily basis (after as well as before judgment) from the due date specified in each of Clauses 8.8.1 - 8.8.4 to the date of actual payment at two per cent. per annum above the base lending rate of Bank of Ireland Belfast from time to time.

9.	RECEIVABLES

9.1	The Buyer shall not acquire the Receivables, which shall remain the property and the responsibility of the Seller.

9.2	The Seller and the Buyer shall cause to be prepared from the accounting records of the Business, a list of the Receivables showing within 10 Business Days from the date hereof, (inter alia) the names of the debtors and the amounts owing to the Seller or any member of the Seller’s Group by each of the relevant debtors.

9.3	Notwithstanding that the Receivables are excluded from the Assets hereby agreed to be sold, the Buyer agrees that it will, as agent for and at no cost to the Seller, use all reasonable endeavours (but without being obliged to incur any expenditure) short of commencing legal proceedings to collect the Receivables (to the extent not collected upon Completion), hold the sums of money representing the same upon trust for the Seller, and record such receipt separately in its books subject to the following terms and conditions or such other terms, conditions or arrangements as may be agreed from time to time in writing between the Seller and the Buyer:

9.3.1	Without the prior written consent of the Seller the Buyer shall not effect any settlement compromise or release any claim in respect of any of the Receivables nor, without such consent, institute, carry on, defend, compromise, abandon or submit to judgment in any legal proceedings or join in and submit to arbitration or give security or indemnities for costs, pay any sum of money into court or obtain payment of money lodged in court.

9.3.2	If it becomes apparent that recovery of any of the Receivables is not likely to be possible within a reasonable period not to exceed ninety (90) days unless legal proceedings are instituted, the Buyer will advise the Seller in writing and furnish the Seller with particulars of the steps taken by the Buyer to effect recovery. Where the debtor in question is a continuing debtor of the Business after Completion, the Seller shall consult with the Buyer to determine what action is required in respect of the debtor(s) in question;

9.3.3	Within ten (10) Business Days of the end of each month commencing after Completion the Buyer shall provide the Seller with a statement of the Receivables collected in that month (or, in the case of the first such month, the period between Completion and the end of such month) and shall remit to the Seller the amounts so received during that period; and

9.3.4	After the expiration of six (6) months from Completion the obligations of the Buyer under this Clause 9.3 to collect Receivables on behalf of the Seller shall cease, save that if thereafter any payments are made to the Buyer in respect of Receivables, the Buyer shall remit the same to the Seller as soon as practicable following receipt.

10.	CONTRACTS, IVEX PRODUCT LICENCES AND IVEX MANUFACTURING LICENCES

10.1	The Seller undertakes with effect from Completion to assign to the order of the Buyer, or to procure the assignment to the order of the Buyer, all the Contracts which are capable of assignment without the consent of other parties or without breaching the terms of such Contracts.

10.2	In so far as any of the Contracts are not assignable to the Buyer without the agreement of or novation by or consent to the assignment from another party, this Agreement shall not constitute an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such Contracts.

10.3	If any of the Contracts cannot be assigned or novated to the Buyer without the consent of a third party, then each of the Seller and the Buyer shall use their respective reasonable endeavours to obtain such consent.

10.4	In any case where the consent in Clause 10.3 above is refused or otherwise not obtained and until it is obtained or where any of the Contracts are incapable of transfer to the Buyer by assignment or by other means:

10.4.1	the Seller shall hold those Contracts and any monies, goods or other benefits received thereunder as agent of and trustee for the Buyer and shall forthwith upon receipt of the same account for and pay or deliver to the Buyer such monies, goods and other benefits;

10.4.2

the Buyer shall perform those Contracts in accordance with their terms and conditions as sub-contractor to the Seller, provided that sub-contracting is permissible under the terms of the Contract in question; and where sub-contracting is not permissible, the Buyer shall perform the Contracts in accordance with their terms and conditions as agent for the Seller and indemnify and keep indemnified the Seller against all obligations, debts, costs, claims, demands, reasonably incurred expenses and damages in respect thereof incurred by the Buyer after Completion; provided the Buyer shall not be liable to pay or perform any such claims, costs, expenses or demands to the extent that such claims, costs, expenses or demands arise from or have increased due to any actions taken or omissions made by the Seller or any member of the Seller’s Group prior to the Completion; and

10.4.3	the Seller shall give all reasonable assistance to the Buyer to enable the Buyer to enforce the rights of the Seller under the Contracts and shall at all times act with regard to the Contracts in accordance with the Buyer’s reasonable instructions from time to time and will provide access to all relevant books, documents and other information in relation to such Contracts as are within the Seller’s possession or the possession of the Seller’s Group and as the Buyer may reasonably request in writing from time to time; and the Buyer agrees to reimburse the Seller for any out of pocket expenses reasonably incurred in fulfilling the Seller’s obligations under this Clause.

10.5	To the extent that any payment is made to the Seller in respect of the Contracts on or after Completion, the Seller shall receive the same as trustee, shall record such payment separately in its books and shall account to the Buyer for the same within five (5) Business Days of receipt.

10.6	To the extent permitted by the competent authority, the Seller undertakes with effect from Completion to permit the Buyer to operate the Business under the Ivex Manufacturing Licences for the Interim Period or until the Buyer is granted New Licences, whichever is the earlier.

10.7

In consideration for the permission granted by the Seller in Clause 10.6 and for so long as the Buyer is operating under the Ivex Manufacturing Licences, the Buyer will procure that no acts are performed or amendments or omissions made to the quality systems, processes and procedures currently employed by the Seller or its agents or representatives in carrying on the Business which may affect either directly or indirectly the validity of the Ivex Manufacturing Licences and the Buyer shall hold harmless and indemnify and keep indemnified the Seller and each member of the Seller’s Group against all losses, claims, expenses and damage (including reasonable legal and other professional fees and expenses reasonably and properly incurred) that result from the Buyer being in breach of the provisions of this Clause 10.7; provided the Buyer shall not be liable to pay or perform any such claims, costs, expenses or demands to the extent that such claims, costs, expenses or demands arise from or have increased due to any actions taken or omissions made by the Seller or any member of the Seller’s Group prior to the Completion.

10.8	Both parties will use all their reasonable endeavours and perform all such acts that may be reasonably necessary during the Interim Period to ensure the New Licences are granted and each party will provide the other with any information they may reasonably request on the progress of such applications.

10.9	Pending the grant to the Buyer of the New Licences, the Seller shall:

10.9.1	in so far as it can do so legally, hold the Ivex Marketing Authorisations as nominee and trustee for and on behalf of the Buyer and shall agree to transfer the Ivex Marketing Authorisations as the Buyer may from time to time reasonably direct in writing;

10.9.2	knowingly do nothing which might render the Ivex Manufacturing Licenses and the Ivex Marketing Authorisations liable to be cancelled or revoked.

10.10	The Buyer confirms that it assumes all responsibility for regulatory, pharmacovigilance and medical information activities, effective from the Completion Date in respect of the Ivex Marketing Authorisations. The Buyer also confirms that it will utilise systems and procedures in place which comply fully with the provisions of The Medicines for Human Use (Marketing Authorisations etc) Regulations 1994 (S.I. 1994 No. 3144), Volume 9 of The Rules Governing Medicinal Products in the European Union (effective as of December 2001) and Article 98 of Directive 2001/83/EC.

11.	PREPAYMENTS BY SELLER AND CUSTOMERS

11.1	The following provisions shall apply in respect of any prepayments to or by the Seller or Seller’s Group in relation to the Business only:

11.1.1	the Seller shall account to the Buyer for all prepayments received by the Seller or the Seller’s Group in respect of any Contracts not wholly completed or discharged at Completion by the Seller to the extent that such prepayments exceed the actual costs incurred by the Seller (if any) in partially performing such Contracts prior to Completion; and

11.1.2	the Buyer shall account to the Seller for all payments made by the Seller in respect of any Contracts not wholly completed or discharged at Completion by suppliers of goods and services to the extent that such payments exceed the value of goods and/or services already supplied prior to Completion.

11.2	Save as expressly stated otherwise in the Services Agreements, all rates, water, gas, electricity and telephone charges, salaries, wages, and other outgoings and costs of a periodic nature which are chargeable by reference to a period commencing before and ending after Completion shall be apportioned on a time basis pro rata (provided that any such outgoings or costs chargeable by reference to the extent of the use of any property or rights shall be apportioned between the Seller and the Buyer according to the extent of such use).

11.3	Where any amounts are to be apportioned under this Agreement, the Seller shall provide the Buyer with details of the apportionments with supporting vouchers or similar documentation, and in the absence of dispute between the Seller and the Buyer, the appropriate payment shall be made by or to the Seller in accordance with the terms of this Clause 11. If the amount of any apportionment is in dispute, the matter shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Seller and the Buyer or, failing such nomination, within fourteen (14) days after request by either the Seller or the Buyer, nominated at the request of either of them by the President for the time being of the Ulster Society of the Institute of Chartered Accountants in Ireland. The accountants shall be entitled to call for and inspect such documents as they may reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Seller and the Buyer in such proportions as the accountants determine. The amount determined to be due in accordance with this Clause shall be paid within fourteen (14) days of the date of determination, together with interest calculated on a daily basis (as well after as before judgment), from the date of determination until the date of actual payment, at the rate of two (2) per cent per annum above the base lending rate from time to time of Bank of Ireland, Belfast.

11.4	In relation to any expenditure or outgoing of the Business which is consideration for a taxable supply and which is apportioned under this Clause 11.4, that part of the amount of the expenditure or outgoing which is input tax for the purposes of VAT shall be apportioned to the party which is entitled to recover such input tax or obtain credit for it pursuant to the Value Added Tax Act 1994.

11.5	Any payment due between the parties pursuant to this Clause 11.5 (save as otherwise provided for in Clause 11.3) shall be paid within thirty (30) days of Completion.

12.	EMPLOYEES

12.1	The Seller and the Buyer acknowledge and agree that the sale and purchase of the Business and Assets pursuant to this Agreement will constitute a relevant transfer for the purposes of the Regulations and that such transactions will not operate so as to terminate any of the contracts of employment of the Assumed Employees.

12.2	The Buyer undertakes to the Seller that it shall give the Seller such information as will enable the Seller to perform the duty imposed on it by regulation 10.2 (d) of the Regulations.

12.3	The Buyer undertakes to indemnify the Seller against all liabilities, obligations, costs, claims and demands arising from or in respect of the Buyer’s treatment of any of the Assumed Employees after Completion provided that and to the extent that such claims do not arise due to any act or omission on the part of the Seller on or prior to Completion.

12.4	The Buyer shall discharge and hereby undertakes to indemnify the Seller against all liabilities, obligations, costs, claims and demands arising from or in respect of the Assumed Employees before Completion in respect of any breach of Regulation 10(3) of the Regulations by the Buyer. To the extent required by law, the Buyer will indemnify the Seller against any claim arising directly from the resignation of an Assumed Employee on or prior to Completion on account of any proposal of the Buyer to change terms and conditions of employment or working conditions for that Employee, provided (in both cases of the indemnifications in this clause 12.4) the Buyer shall not be liable to pay or perform any such claims, costs, expenses or demands to the extent that such claims, costs, expenses or demands arise from or have increased due to any actions taken or omissions made by the Seller or any member of the Seller’s Group prior to the Completion.

12.5	The Buyer agrees that for a period of 12 months after Completion the Assumed Employees will continue to receive basic salary and contractual benefits which are overall no less favourable than the salary and contractual benefits for the Assumed Employees at Completion.

12.6	If the contract of employment of any Assumed Employee is found (or alleged) not to have effect after Completion as if originally made with the Buyer, the Buyer agrees that:

12.6.1	in consultation with the Seller, it will within fourteen (14) days of being informed of such finding or allegation make to the relevant Assumed Employee an offer in writing to employ him under a new contract of employment to take effect on the termination referred to below; and

12.6.2	any such offer of employment made by the Buyer will be on terms and conditions which, when taken as a whole, do not differ in any material way from the terms and conditions of employment of that Assumed Employee immediately before Completion (save as to the identity of the employer).

Upon that offer being made (or at any time after the offer should have been made if no offer is made), the Seller will terminate the Seller’s employment of the relevant Assumed Employee, and the Buyer shall indemnify and keep the Seller indemnified against all losses, damages, actions, awards, penalties, fines, proceedings liabilities (including any liability for Taxation), obligations, costs, claims, demands and expenses (including legal and other professional fees and expenses) arising out of the Buyer’s employment of that Assumed Employee from Completion until the termination of such employment.

12.7	The Seller undertakes to the Buyer:

12.7.1	to perform and observe, pending Completion, all the Seller’s obligations and those of any of its predecessors (whether arising under common law, statute, equity or otherwise) under or in connection with the contracts of employment of the Assumed Employees (or any of the said obligations the Seller would have had under or in connection with the said contracts but for the Regulations);

12.7.2	to pay to the Assumed Employees all sums to which they are entitled up to and including Completion (whether arising under common law, statute, equity or otherwise) including, without limitation, all wages and salaries, sick pay, maternity pay, any liability for Taxation, accrued holiday pay, expenses, accrued bonus, commission and other sums payable in respect of any period up to Completion;

12.7.3	to comply in all respects with Regulation 10 of the Regulations (and to provide to the Buyer such information that the Buyer may reasonably request in writing in order to verify such compliance);

12.7.4	not to alter (whether to take effect prior to, on or after Completion) any of the terms of employment or engagement of any of the Assumed Employees;

12.7.5	not to make any deduction from the salary or other wages due to any of the Assumed Employees (otherwise than in respect of PAYE and National Insurance contributions) unless such deduction shall previously have been approved in writing by such of the Assumed Employees;

12.7.6	not to terminate or take any steps to terminate the contract of employment of, nor to dismiss (constructively or otherwise), any of the Assumed Employees other than in accordance with the provisions of paragraph 5.1.6 above;

12.7.7	not to transfer or move or redeploy any of the Assumed Employees from working within the Business, or induce any such employee to resign his employment from the Business or to agree to transfer or move or be redeployed from the Business (without the prior written consent of the Buyer);

12.7.8	to fully indemnify and keep the Buyer and the Buyer’s Group indemnified against all losses, damages, costs, actions, awards, penalties, fines, proceedings, claims, demands, liabilities (including any liability for Taxation), and expenses (including, legal and other professional fees and expenses) which the Buyer or any of such owners may suffer, sustain, incur, pay or be put to by reason or on account of or arising from:

12.7.8.1	any failure by the Seller to comply with its obligations under this Clause 12.7

12.7.8.2	any claim or other legal recourse by all or any of the Assumed Employees in respect of any fact or matter concerning or arising from employment with the Seller prior to Completion.

12.7.8.3	any claim or other legal recourse by any trade union or staff association recognised by the Seller or employee representatives in respect of all or any of the Assumed Employees arising from or connected with the failure by the Seller to comply with its legal obligations to such trade union or staff association or employee representatives;

12.7.8.4	the employment or termination of employment prior to Completion of any agent or contractor or the Assumed Employees of the Seller whose employment is transferred to the Buyer by the Regulations;

12.7.8.5	any act or omission done or omitted to be done by the Seller in relation to the Assumed Employees or any other employee of the Seller which by virtue of the Regulations is deemed to be an act or omission of the Buyer;

12.7.8.6	without prejudice to sub-Clause 12.7.8.5 above, any claim or demand or other legal recourse against the Buyer by any other person or agent or employee or contractor of the Seller who claims (whether correctly or not) that the Buyer has inherited liability from the Seller in respect of them by virtue of the Regulations; and

12.7.8.7	any claim or legal recourse by any Retained Employees or other individuals who have or allege to have provided services for or to the Seller’s Group in connection with the Business who are not Assumed Employees.

12.7.8.8	without prejudice to clause 12.7.8.7 any costs or claims associated with the employment of Terence Dalrymple and Robert Sanderson and any costs or claims associated with the termination of his employment.

12.8	If, as a result of the provisions of the Regulations, any contract of employment or collective agreement not disclosed in the Disclosure Letter to the Buyer shall have effect as if originally made between the Buyer and any of the Assumed Employees or a trade union:

12.8.1	the Buyer may, upon becoming aware of the application of the Regulations to any such contract of employment or collective agreement and in consultation with the Seller, terminate such contract or agreement in line with proper redundancy procedures, using reasonable endeavors to comply with any applicable Regulations, provided that such endeavours do not prejudice the indemnity provided by the Seller in clause 12.7; and

12.8.2	the Seller shall indemnify and shall keep indemnified the Buyer against all losses, damages, costs, actions, proceedings, claims, demands, liabilities (including, without limitation, any liability for Taxation) and expenses (including, without limitation, legal and other professional fees and expenses) which the Buyer may suffer, incur, sustain, pay or be put to by reason or on account of or arising out of such termination or arising from such contracts of employment or collective agreement before and after Completion if such is not terminated by the Buyer.

12.9	Without prejudice to the other provisions of this Clause, the Seller shall, at its own expense, give the Buyer such assistance as the Buyer may reasonably require to contest any claim resulting from or in connection with this Agreement by any person employed in the Business at or prior to Completion.

12.10	The Seller will, upon request by the Buyer and at the Seller’s expense, provide to the Buyer such information or documents as the Buyer may reasonably require relating to the terms and conditions of employment, pension and life assurance arrangements, health, welfare or any other matter concerning any of the Assumed Employees or relating to collective agreements, or collective or individual grievances of the Assumed Employees in the period prior to Completion.

13.	SELLER’S AND BUYER’S OBLIGATIONS AFTER COMPLETION

13.1	The Seller shall promptly refer to the Buyer all enquiries relating to the Business and assign to the Buyer all orders directly and exclusively relating to the Business which it receives on or after Completion.

13.2	The Seller shall notify and keep informed the Buyer of any claims against the Seller brought by any third party in respect of any products or services supplied by the Seller prior to Completion in relation to the Business and the Seller shall not, without the Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed), take any other steps in relation to such claims which might reasonably be expected to damage the commercial interests of the Buyer. If the Buyer considers that it is desirable to take preventative action with a view to avoiding such claims against the Seller, the Buyer shall bear the cost of that action.

13.3	On or for a period of five years after Completion (or such shorter period as shall be required under the governing law with respect to the particular type of information), the Seller will give or procure to be given to the Buyer all such information and other assistance (including, without limitation, particulars of customers, suppliers and others who have dealt with the Seller in connection with the Business) as the Buyer may reasonably require for the conduct of the Business and for the purpose of implementing the provisions of this Agreement. During the first two (2) years after Completion, the Seller shall bear the cost of such procurement; thereafter, the Buyer shall bear the cost of procurement and assistance.

13.4	Not later than two (2) Business Days after execution of this Agreement, the Seller shall send to each of the Assumed Employees a letter, in the Agreed Form, explaining that the Assumed Employee’s employment will be transferred to the Buyer at Completion pursuant to the Regulations.

13.5	The Seller will, if so required by the Buyer on or at any time after Completion and at the Buyer’s expense, send a circular (in Agreed Form) to persons who have had dealings with the Seller in connection with the Business announcing the transfer to the Buyer of the Business and the Goodwill.

13.6	The Seller will give to the Buyer reasonable access to the books, accounts, records and returns of the Seller relating to or in connection with the Business as the Buyer may reasonably require (including the right to take copies and extracts on reasonable advance written notice) and will keep them in good order and, for a period of six (6) years following Completion, the Seller will also retain those items referred to in paragraph (e) of Excluded Assets and shall allow the Buyer reasonable access thereto the terms of which are set out in the Services Agreement.

13.7	The Seller shall indemnify the Buyer and keep it indemnified against all outgoings, debts, liabilities, obligations, actions, proceedings, costs, damages, claims and demands of whatever nature relating to and payable in respect of the Business or the Assets which are attributable to the period up to and including Completion and including any act or omission on the part of the Seller in relation to the Contracts or any defects in, or alleged defects in, goods supplied or services provided prior to the Completion and in particular any claim under any warranty or under the Sale of Goods Act 1979 or the Sale and Supply of Goods Act 1994; provided the Seller shall not be liable to pay or perform any such claims, costs, expenses or demands to the extent that such claims, costs, expenses or demands arise from or have increased due to any actions taken or omissions made by the Buyer prior to the Completion .

13.8	The Buyer shall indemnify the Seller and keep it indemnified against all outgoings, debts, liabilities, obligations, actions, proceedings, costs, damages, claims and demands of whatever nature relating to and payable in respect of the Business or the Assets which are attributable to the period after Completion; provided the Buyer shall not be liable to pay or perform any such claims, costs, expenses or demands to the extent that such claims, costs, expenses or demands arise from or have increased due to any actions taken or omissions made by the Seller prior to or following the Completion.

13.9	The Buyer will give to the Seller at Seller’s expense reasonable access to books, accounts, records, returns and personnel of the Seller relating to or in connection with the Business as the Seller may reasonably require (including the right to take copies and extracts in reasonable advance written notice) in the event that the Seller is required by any governmental agency or other investigative body to make such records available for inspection.

13.10	During the period of six (6) years after Completion and without prejudice to any of the Warranties, if any information relating to the Business is not in possession of the Buyer or readily discoverable by the Buyer but is in the possession or under control of or available to the Seller or any other member of the Seller’s Group, the Seller shall procure that such information is provided to the Buyer promptly on request.

14.	VALUE ADDED TAX

14.1	All amounts expressed in this Agreement as being payable by any party hereto are expressed exclusive of any value added tax which may be chargeable thereon, and the amount of any such value added tax shall be payable in addition thereto.

14.2	The Seller and the Buyer shall use all reasonable endeavours to secure that the conditions of article 5(1) of the Value Added Tax (Special Provisions) Order 1995 SI 1268 and of section 49 of the Value Added Tax Act 1994 are fulfilled so that the sale of the Business and Assets hereunder is properly treated as neither a supply of goods nor a supply of services for the purposes of value added tax.

14.3	The Seller and the Buyer shall each give notice to H.M. Customs and Excise of the transfer of the Business and Assets to the Buyer, to the extent such notice is required by law or regulation.

14.4	The Seller shall on Completion deliver to the Buyer all records referred to in section 49(1) of the Value Added Tax Act 1994 in respect of the Business and shall not make any request to H.M. Customs and Excise for such records to be retained by the Seller. The Buyer hereby undertakes to preserve such records for such periods as may be required by law and shall, during that period, afford the relevant government agencies and/or the Seller reasonable access to them at the request of the Seller.

14.5	In the event that H.M. Customs and Excise determine that value added tax is chargeable on the sale of the Business and Assets hereunder or any of them, the Seller shall immediately notify the Buyer of such determination and the Buyer agrees that such value added tax shall be in addition to the Consideration and the Buyer shall (against production by the Seller of tax invoices in respect thereof) pay the amount of any such value added tax forthwith to the Seller, but such payment shall be without prejudice to the right of the Buyer under this Agreement to call upon the Seller to make or join in an appeal against the aforesaid determination.

14.6

All value added tax payable in respect of goods and services supplied or deemed to be supplied by the Seller in connection with the Business prior to Completion, and all interest payable thereon and penalties attributable thereto, shall be paid to H.M. Customs and Excise by the Seller. The Seller shall be entitled to receive and to retain for its own benefit (i) all reimbursement or credit from H.M. Customs and Excise for value added tax borne by the Seller on goods and services supplied to the Seller prior to Completion and (ii) any payments received in respect of value added tax overpaid to H.M. Customs and Excise prior thereto.

15.	WARRANTIES

15.1	The Seller warrants to the Buyer in the terms of the Warranties which shall remain in full force and effect as of the execution of this Agreement as well as on Completion; affirms that such Warranties are made, where so qualified, based on the Seller’s knowledge after commercially reasonable inquiry; and acknowledges that the Buyer is entering into this Agreement in reliance on the Warranties.

15.2	Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties.

15.3	Save in the case of fraud or fraudulent concealment by the Seller, the Seller shall be under no liability in respect of any claim under the Warranties and any such claim shall be wholly barred and unenforceable unless written notice of such claim setting out full details of the relevant claim (including the grounds (if known) on which such claim is based and the amount claimed to be payable in respect thereof ) shall have been served upon the Seller by the Buyer promptly after it becomes likely that a claim will be made and, in any event:

15.3.1	in the case of a claim under the Warranties (other than the Warranties relating to Taxation), by not later than 5.00 p.m. two (2) years from the date hereof;

15.3.2	the Seller shall obtain and use its best endeavours to maintain in force a liability insurance in respect of the finished goods and Stock manufactured by the Seller prior to Completion naming the Buyer as a co-insured or beneficiary at no cost to the Buyer for the first two years following Completion. Thereafter, any premium in respect of such insurance for the third and fourth years of its term shall be paid to the Seller by the Buyer within fourteen Business Days of the Seller providing the Buyer with a copy of the appropriate insurance premium demand. The Seller’s obligation during the third and fourth years in respect of the Stock warranty shall be limited to its deductible amount thereunder; and

15.3.3

the liability of the Seller for any claim specified in such notice shall absolutely determine and cease (unless the amount payable in respect of the relevant claim has been agreed by the Seller within three months of the date of such written notice) if legal proceedings have not been instituted in respect of such claim by the due service of process on the Seller within six months of the date of such written notice. For the purpose of this clause 15.3, legal proceedings shall not be deemed to have been instituted unless they shall have been properly issued and validly served upon the Seller.

15.4	Save in the case of fraud or fraudulent concealment or in the case of claims related to Stock which are indemnified on a pound per pound basis, the Seller shall be under no liability in respect of any claim under the Warranties:

15.4.1	where the liability of the Seller in respect of that claim would (but for this paragraph) have been less than £25,000 (a “de minimis claim”)

15.4.2	unless and until and only to the extent that the liability in respect of a de minimis claim (not being a claim for which liability is excluded under clause 15.4.1 above) when aggregated with the liability of the Seller in respect of all other de minimis claims shall exceed £100,000.

15.5	Save in the case of fraud or fraudulent concealment, the aggregate liability of the Seller in respect of all claims under the Warranties other than for Stock shall not in any circumstances exceed the sum of two million five hundred and seventy five thousand pounds (£2,575,000); and as a separate cap on any claims relating to Warranties for the Stock, the aggregate liability of the Seller shall not exceed the Stock Valuation but only to the extent that the Seller has received payment for the Stock Valuation.

15.6	The Seller shall be under no liability in respect of any claim under the Warranties to the extent that the facts or circumstances giving rise thereto are disclosed in the Disclosure Letter or the Data Room.

15.7	No liability (whether in contract, tort or otherwise) shall attach to the Seller in respect of any claim under the Warranties to the extent that:

15.7.1	the claim or the events giving rise to the claim would not have arisen but for an act or omission of the Buyer following execution of this Agreement where the Buyer knew or ought reasonably to have known that such act or omission may give rise to any such claim;

15.7.2	the claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability or until the same is finally adjudicated;

15.7.3	allowance, provision or reserve in respect of the matter giving rise to the claim shall have been made in the Accounts;

15.7.4	the claim occurs wholly or partly out of or the amount thereof is increased as a result of:

15.7.4.1	any change in the accounting principles or practices of the Buyer’s Group introduced or having effect after the Completion Date unless the same is introduced to bring the accounting principles and practices into line with generally accepted accounting principles and practices in the UK in relation to a business of the type carried on by the Business; or

15.7.4.2	any increase in the rates of Taxation made after the date hereof; or

15.7.4.3	any change in law or regulation or in its interpretation or administration by the courts of Northern Ireland, by the Inland Revenue or by any other fiscal, monetary or regulatory authority (whether or not having the force of law); or

15.7.5	the loss or damage giving rise to the claim is recoverable by the Buyer’s Group under any policy of insurance maintained by either the Seller or the Buyer or would have been so recoverable but for any change in the terms of Stock insurance as a result of the Buyer’s operation of the Business since the date of this Agreement; and provided that the Seller shall remain liable for any amount not so recovered under the policy of insurance and shall indemnify and keep indemnified the Buyer in relation to any excess on such policy and any direct or consequential increase in insurance premiums payable by the Buyer as a direct result of any such recovery, or

15.7.6	the claim relates to a claim or liability for Taxation and would not have arisen but for the Buyer’s winding-up or cessation after Completion of the Business or part of it.

15.8	In assessing any liabilities, damages or other amounts recoverable by the Buyer from the Seller as a result of any claim under the Warranties, there shall be taken into account any amount of any tax relief obtained by the Buyer’s Group and any amount by which any Taxation for which the Buyer’s Group is or may be liable to be assessed or accountable is reduced or extinguished, in each case when the relief or tax benefit arises directly or indirectly and solely in consequence of the matter which gives rise to such claim.

15.9	No liability will arise and no claim may be made under any of the Warranties to the extent that the matter giving rise to such claim is remediable unless within the period of 30 days following the Buyer becoming aware of such matter, the Buyer shall have given written notice thereof to the Seller and such matter shall not have been remedied to the reasonable satisfaction of the Buyer within the period of 30 days following the date of service of such notice.

15.10	Clause 15.11 shall apply in circumstances where:

15.10.1	any claim is made against the Buyer’s Group which may give rise to a claim by the Buyer against the Seller under the Warranties other than the Warranties applying to Taxation (the “General Warranties”); or

15.10.2	the Buyer’s Group is or may be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Buyer’s Group has or may have a claim against the Seller under the General Warranties; or

15.10.3	the Seller shall have paid to the Buyer’s Group an amount in respect of a claim under the General Warranties and subsequent to the making of such payment the Buyer’s Group recovers from some other person a sum which is referable to that payment.

15.11	In the circumstances provided in Clause 15.10, the Buyer shall and shall procure that the Buyer’s Group shall:

15.11.1	(prior to taking any action against the Seller under the General Warranties in the case of Clause 15.10.1 and Clause 15.10.2 and subject to the Buyer’s Group being indemnified and secured to the reasonable satisfaction of the Buyer by the Seller against all reasonable costs and expenses which may properly be incurred by reason of such action) promptly and diligently take all such action as the Seller may request, and at Seller’s expense, including the institution of proceedings and the instruction of professional advisers approved by the Seller (always acting reasonably) to act on behalf of the Buyer’s Group to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Buyer’s Group as is referred to in Clause 15.10.1 or to make such recovery by the Buyer’s Group as is referred to in Clause 15.10.2 or Clause 15.10.3, as the case may be, in accordance with the instructions of the Seller, to the intent that such action shall be delegated entirely to the Seller provided that the Buyer shall not be obliged to take any action which is reasonably likely to damage or prejudice the commercial interests of the Business;

15.11.2	not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed; and

15.11.3	in the case of Clause 15.10.3 only, promptly repay to the Seller an amount equal to the amount so recovered or, if lower, the amount paid by the Seller to the Buyer, less in each case any reasonable costs incurred by the Buyer.

15.12	The Buyer shall as soon as is reasonably practicable:

15.12.1	inform the Seller in writing of any fact, matter, event or circumstance which comes to Buyer’s actual notice or to the notice of the Buyer’s Group whereby it appears that the Seller is or may be liable to make any payment in respect of any claim under the Warranties or whereby it appears the Buyer’s Group shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Seller in respect of such a claim;

15.12.2	thereafter keep the Seller fully informed of all developments in relation thereto; and

15.12.3	unless prevented from doing so by law or order of court, provide all such information and documentation (no matter how it is recorded or stored) as the Seller shall reasonably request in connection therewith and also in connection with any proceedings instituted by or against the Buyer’s Group under Clause 15.13.

With respect to any such recovery, the Seller shall pursue collection of the sum at its own cost and without injury to the Buyer’s operation of the Business.

15.13	No liability in respect of any claim for Taxation under the Warranties shall become payable:

15.13.1	in the case of a claim for Taxation involving an actual payment of tax or the loss or set off of a relief against Taxation, prior to the date on which a payment of Taxation becomes finally due and payable under or in consequence of the claim for Taxation in question; or

15.13.2	in the case of a claim for Taxation involving the loss of or reduction of a right to repayment of Taxation, prior to the day on which any repayment or increased repayment of Taxation which, but for such claim for Taxation would have been available, would have been due.

15.14	In the event that the Seller is obligated or shall wish to take out insurance against any of its Warranty liabilities hereunder, the Buyer undertakes to provide such information as the prospective insurer may require before effecting such insurance.

15.15	The Buyer hereby warrants to the Seller that as of the date of this Agreement it has no knowledge of any fact which might lead to claims against the Seller under the Warranties.

15.16	The Buyer’s Group will take or procure the taking of all such steps and action as are necessary or as the Seller may require in order to mitigate any claim under the Warranties and the Buyer’s Group shall act in accordance with such request. Nothing in this agreement shall or shall be deemed to relieve the Buyer of any common law or other duty to mitigate any loss or damage incurred by it.

16.	PROTECTION OF GOODWILL

16.1	In consideration of the Buyer entering into the sale and purchase of the Business and Assets, the Seller undertakes to and with the Buyer that it shall not and shall procure that the Seller’s Group shall not, whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person, whether as principal, shareholder, director, employee, agent, consultant or otherwise:

16.1.1	during the Restricted Period, carry on or be engaged, concerned or interested (save as the holder of shares or debentures in a listed company which confer not more than three per cent of the votes which could be cast at a general meeting of the company) in any business which is in competition with the Business as at Completion within the Restricted Territory;

16.1.2	during the Restricted Period, solicit or endeavour to solicit the custom of any person, firm or company who or which was either at Completion or during the period of two (2) years prior to Completion a client or customer of the Seller;

16.1.3	use any trade or domain name or e-mail address used by the Business or any name intended or likely to be confused with any such trade or domain name or e-mail address;

16.1.4

for a period of one (1) year from Completion, offer employment to or solicit or entice away or endeavour to solicit or entice away from the Buyer any Assumed Employees, whether or not such person would commit any breach of his contract of employment or terms of engagement by reason of his leaving the service of the Buyer; PROVIDED THAT this restriction will not apply to any advertisement for recruitment made available generally through any recruitment agency or advertisement available to the public.

16.2	In consideration of the Buyer entering into this Agreement, the Seller undertakes to and with the Buyer that it shall and shall procure that Seller’s Guarantor and the Seller’s Group shall :

16.2.1	unless required by law or the rules of any governmental or regulatory organisation, keep confidential and not use or reveal to any person any of the trade secrets, secret or confidential operations, processes or dealings or any other information relating primarily and directly to the Business including (without limitation) customer lists and names, sales targets and statistics, market share statistics, surveys and reports and pricing information relating to sales and purchases in respect of the Business until such time as the same falls into the public domain otherwise than by reason of a breach of this undertaking; or

16.2.2	attempt or knowingly assist or procure any other person to do any of the foregoing things.

16.3	The provisions of Clause 16.1 shall not prevent or restrict any member of the Seller’s Group from acquiring the whole or any part of a business which, or the share capital of a company or group of companies whose business or a part of whose business, includes operations the carrying on of which would otherwise amount to a breach of the undertaking contained in Clause 16.1 (the “Competitive Operations”), as part of a larger acquisition or series of related acquisitions PROVIDED THAT the relevant member of the Seller’s Group shall within the following twelve months use their best endeavours to sell the Competitive Operations as soon as is reasonably practicable following such acquisition save that the relevant member of the Seller’s Group shall not be obliged to sell the Competitive Operations if those Competitive Operations comprise a minor part of the business or business of such company, group of companies or businesses acquired or in which the Seller’s Group has acquired an interest. For the purpose of this Clause 16.3, “minor part” of the business of such company, group of companies or business shall be part of its overall business in which the turnover of the Competitive Operations does not exceed nineteen per cent (19%) of the gross turnover per annum of the Company, group of companies or business acquired

16.4

The restrictions contained in this Clause 16 are considered reasonable by the parties hereto and the Seller acknowledges that, in the light of the total price paid under this Agreement and the manner of computation thereof, the nature of the

Business and all other relevant matters, the provisions of this Clause 16 are considered reasonably necessary for the protection of the interests of the Buyer.

16.5	In the event that any restriction in this Clause 16 shall be found to be unenforceable but would be enforceable if some part thereof were deleted or the area of operation or the period of application reduced, such restriction shall apply with such modification as may be necessary to make it legal and enforceable.

16.6	Each undertaking contained in this Clause 16 shall be construed as a separate undertaking and if one or more of the undertakings contained in this Clause 16 is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertakings shall continue to bind any member of the Seller’s Group.

17.	ANNOUNCEMENTS, ETC.

17.1	No party shall disclose the making of this Agreement nor its content (except those matters set out in the press release in the Agreed Form) and each party shall procure that each of its Related Persons and its professional advisers shall not make any such disclosure without the prior consent of the other party unless disclosure is to its professional advisers or required by law or the rules or standards of the London Stock Exchange or the Listing Rules of the UK Listing Authority or the rules and requirements of any other regulatory body provided that this Clause 17.1 does not apply to announcements, communications or circulars made or sent by the Buyer after the execution of this Agreement to customers, clients, regulatory agencies, employees, or suppliers of the Business to the extent that it informs them of the Buyer’s acquisition of the Assets and the Business or to any announcements containing only information which has become generally available.

17.2	The restrictions contained in Clause 17.1 shall apply without limit of time and whether or not this Agreement is terminated.

18.	ASSIGNMENT

This Agreement is personal to the parties and accordingly, save for any assignment by the Buyer to a member of the Buyer’s Group, neither party without the prior written consent of the other (such consent not to be unreasonably withheld or delayed) shall assign, transfer or declare a trust of the benefit of all or any of any other party’s obligations nor any benefit arising under this Agreement.

19.	COSTS

Unless expressly otherwise provided in this Agreement, each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Assets and the Business.

20.	BUYER’S GUARANTEE

In consideration of the Seller entering into this Agreement, the Buyer’s Guarantor gives in favour of the Seller the Buyer’s Guarantee.

21.	SELLER’S GUARANTEE

In consideration of the Buyer entering into this Agreement, the Seller’s Guarantor gives in favour of the Buyer the Seller’s Guarantee.

22.	ENTIRE AGREEMENT

22.1	Each party, on behalf of itself and as agent for each of its Related Persons, acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

22.1.1	this Agreement, together with any other Transaction Documents, constitutes the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

22.1.2	neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, that party (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

22.1.3

the only remedies available to it in respect of the Transaction Documents (and, where appropriate, to its Related Persons) are damages for breach of contract or Warranty and, for the avoidance of doubt, neither it nor its Related Persons, where appropriate, has any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise, save in the event of fraud or fraudulent misrepresentation on the part of the Seller,

PROVIDED THAT the provisions of this Clause 22 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party’s Related Persons or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

23.	WAIVER, AMENDMENT

23.1	A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

23.2	No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

23.3	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

23.4	The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

23.5	No variation to this Agreement shall be effective unless made in writing and signed by all the parties.

24.	FURTHER ASSURANCE

24.1	At any time after Completion, the Seller shall at the Buyer’s expense execute all such documents and do or procure to be done such acts and things as the Buyer may from time to time reasonably require for the purpose of vesting in the Buyer the Seller’s and the Seller’s Groups’ rights and interests in the Business and full legal and beneficial title to the Assets free from Encumbrance and giving to the Buyer the full benefit of this Agreement and the other Transaction Documents.

24.2	Each of the Seller and the Buyer covenants that it will give all assistance and accord every facility reasonably required by the Buyer’s Accountants, the Seller’s

Accountants or any valuer or accountant appointed in accordance by the terms of this Agreement for the purposes of preparing any certificate, statement, accounts or making any determination necessary or desirable for the purpose of this Agreement, and shall allow them or him access to any assets, accounts, books, records or other information relating to the Business held by the Buyer or the Seller.

24.3	The terms of this Agreement shall, insofar as they are not performed at Completion and subject as specifically otherwise provided in this Agreement, continue in force after and notwithstanding Completion.

25.	NOTICES

25.1	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally or sent by confirmed fax, registered post, prepaid first-class post (air mail if posted to or from a place outside the United Kingdom) or courier service:

In the case of the Seller and the Seller’s Guarantor to:

Galen Holdings, Plc

Old Belfast Road

Millbrook

Larne

Northern Ireland BT40 2SH

Fax:          02828 279448

Attention: Company Secretary

In the case of the Buyer to:

Old Belfast Road

Millbrook

Larne

Northern Ireland BT40 2SH

Fax:          to be determined by the Completion Date

Attention: Company Secretary

In the case of the Buyer’s Guarantor to:

General Counsel

Gambro BCT, Inc.

10810 W. Collins Avenue

Lakewood, CO 80215

Fax: 303-205-2519

and shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by registered post or first class post within the United Kingdom, two business days after the date of posting as evidenced by postal receipt;

(d)	if sent by fax, when despatched as evidenced by the sender’s confirmation of deliver; and

(e)	if sent by courier, as of the time of delivery to the addressee;

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a business day, such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next business day.

25.2	A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of Clause 25.1 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five business days after the date on which notice is given, the date falling five business days after notice of any such change has been given.

26.	COUNTERPARTS

This Agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

27.	GOVERNING LAW AND JURISDICTION

27.1	This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with the laws of Northern Ireland.

27.2	Each of the parties to this Agreement irrevocably agrees that the courts of Northern Ireland shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Northern Ireland.

27.3	Each party irrevocably waives any objection which it might at any time have to the courts of Northern Ireland being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Northern Ireland are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this Clause 27 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

27.4	Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document (“Documents”) for the purpose of any Proceedings begun in Northern Ireland shall be duly served upon it if delivered personally or sent by registered post, in the case of:

(a)	the Seller to its registered office (marked for the attention of the Company Secretary);

(b)	the Buyer to its registered office (marked for the attention of the Company Secretary)

(c)	the Buyer’s Guarantor to the General Counsel in Lakewood, Colorado

or such other person and address in the United Kingdom as a party shall notify the other parties in writing from time to time.

28.	INVALIDITY

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction having a bona fide interest in the provisions of this Agreement, such provision shall be modified to conform as closely as possible to the intent of the parties and:

(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision shall not be affected or impaired in any way.

29.	THIRD PARTY RIGHTS

The operation of the Contracts (Rights of Third Parties Act) 1999 is hereby excluded.

IN WITNESS whereof this Agreement has been executed by the authorized representatives of the parties or, where appropriate, as a deed to be effective on the date first above written.

SCHEDULE 1

Allocation of Consideration

The Consideration payable pursuant to Clause 3.1 shall be apportioned among the Assets as follows:

£
• Goodwill	1
• Books and Records	1
• Contracts	1
• Business Intellectual Property	1
• Tangible Assets itemised in Schedule 3	2,574,996

SCHEDULE 2

WARRANTIES

PART A (GENERAL)

1.	CAPACITY

1.1	Powers and authority

The Seller has all requisite corporate power to enter into and perform this Agreement together with all other Transaction Documents and the transactions and matters contemplated thereby and has taken all necessary action to authorise the entry into and performance of this Agreement, the other Transaction Documents and the transactions and matters contemplated thereby. This Agreement and all other Transaction Documents, when executed by the Seller, will constitute valid, binding and enforceable obligations on the Seller and the Seller’s Guarantor in accordance with their respective terms and the Seller does not require the consent, approval or authority of any other person to enter into or perform its obligations under this Agreement and its entry into and performance of this Agreement will not constitute any breach or default under any contractual, governmental or public obligation binding upon it and it is not engaged in any litigation or arbitration proceedings which might have an effect upon its capacity or ability to perform its obligations under this Agreement and no such legal or arbitration proceedings have been threatened against it.

2.	ACCOUNTS

2.1	The Accounts

2.1.1	comply with the provisions of The Companies (Northern Ireland) Order 1986 as applicable and have been prepared in accordance with the requirements of United Kingdom generally accepted accounting principles and practices and give a true and fair view of all the assets and liabilities and of the state of affairs, financial position and results of the Seller as at and up to the Accounts Date;

2.1.2	make adequate provision for depreciation of the Assets, having regard to the Assets’ original cost and estimated life.

2.2	Accounting policy

The Accounts have been prepared on a basis consistent with the basis upon which the audited accounts of the Seller were prepared for the financial period ended 30 September 2002.

2.3	Accounting and other records

2.3.1	All books, accounts and records required by law to be maintained in connection with the Business have at all times been fully, properly and accurately maintained and are properly written up to date and will be so kept up to Completion, and all returns and payments for the purposes of VAT have been made.

2.3.2	All such books, accounts and records referred to in paragraph 2.3.1 of this Schedule 2 Part A duly and accurately record all matters required by law to be entered therein and accurately present and reflect in accordance with generally accepted accounting principles and standards all transactions entered into in relation to the Business.

2.4	Valuation of Stock

The accounting policies and bases and the method of valuing Stock used in the preparation of the Accounts were the same as those adopted in the accounts of the Business for the period commencing 1 April 2002 and ending immediately preceding execution of this Agreement. Any slow-moving Stock and non-recoverable work-in-progress included in the Accounts were written down appropriately and any redundant or obsolete Stock included in the Accounts were wholly written-off and the value attributed to the remaining Stock, and the raw material included in work-in-progress and finished Stock did not exceed the lower of cost and net realisable value as at the Accounts Date.

2.5	Management Accounts

The Management Accounts have been properly prepared in accordance with good accounting practice and on a basis consistent with that previously adopted in preparing the Accounts; the Management Accounts fairly state the trading performance and profitability for the period(s) to which they relate; and (save as expressly disclosed therein) there were no unusual, exceptional, non-recurring or extraordinary items which materially affected such accounts.

3.	CHANGES SINCE THE ACCOUNTING DATE

Since the Accounts Date:

3.1	the Business has been carried on in the ordinary and usual course, both as regards the nature, scope and manner of conducting the same and so as to maintain the same as a going concern;

3.2	the Business has paid its creditorswithin the times agreed with such creditors, and there are no debts currently outstanding that have been due for more than four (4) weeks;

3.3	there has been no unusual change in the Stock levels of the Business;

3.4	the Business has not been adversely affected by the loss of or material reduction in orders from any customer or the loss of or material reduction in any source of supply or by any abnormal factor not affecting similar businesses to a like extent and the Seller is not aware of any facts that are likely to give rise to any such material adverse effects;

3.5	except for usual and customary wage increases, no material alterations have been made in the terms of employment or conditions of service of any Assumed Employees or in the pension or other benefits of any Assumed Employee or their dependents;

3.6	none of the Assets listed in Schedule 3 have been lost, damaged or destroyed;

3.7	there has been no material adverse change in the financial position or trading prospects of the Business nor so far as the Seller is aware is any such material change expected;

3.8	so far as the Seller is aware no member of the Seller’s Group has done or omitted to do anything that might prejudicially affect the Goodwill.

4.	TITLE TO THE ASSETS

4.1	Except as disclosed in the Data Room or the Disclosure Letter, the Assets itemised in Schedule 3 together with the benefits accruing to the Buyer under the Lease and the Services Agreement, are in the opinion of the Seller, in all material respects those necessary for the continuation of the Business as carried on at Completion.

4.2	All documents which in any way affect the right, title or interest of the Seller in or to any of the Assets and which attract stamp duty have been duly stamped within the requisite period for stamping.

5.	LITIGATION

5.1	There are no litigation, arbitration, prosecution or other legal proceedings relating to the Business which are material to the Business which have been served on the Seller or the Seller’s Group and, so far as the Seller is aware, there are no claims, facts or events subsisting at the date hereof which are likely to give rise to any such proceedings and there are no judgements outstanding against the Seller which affects or may affect any of the Assets.

5.2	Details of all material customer claims, complaints or returns relating to the Business that have occurred during the twelve (12) months preceding the execution of this Agreement have been disclosed in the Disclosure Letter or the Data Room.

6.	LICENCES

The Seller is not aware of any reason why any licences and permissions required for the carrying on of the Business should be suspended or revoked.

7.	CONFIDENTIAL AGREEMENTS

7.1	Save as disclosed in the Disclosure Letter and so far as the Seller is aware no members of the Seller’s Group have entered into any confidentiality or other agreement which restricts the free use or disclosure of any information used in the Business and prior to the date hereof, the Seller is not aware of breach of any such agreement.

7.2	The Seller has not been notified of any breach of any legislation, orders, provisions, directions and conditions relating to the Assets or the conduct of the Business which would have a material adverse effect on the Business.

8.	EMPLOYEES

8.1	The particulars of the Assumed Employees as disclosed in the Data Room show all remuneration and other benefits which the Seller is bound to provide to each Assumed Employee.

8.2	Since the Accounts Date, the Seller has not been engaged or involved in any material dispute with any Assumed Employee or any labour troubles involving the Business which are material and, so far as the Seller is aware, no industrial action involving such employees, official or unofficial, exists at the date hereof.

8.3	The Seller has disclosed to the Buyer in the Data Room true and complete copies of all contracts of employment and other documents relating to the employment of the Assumed Employees who are senior managers, directors or project managers and a sample contract of employment for all other employees.

8.4	Neither the Seller nor any member of the Seller’s Group has made any offer to employ any person in the Business which has yet to be accepted or rejected.

8.5	Details of persons who previously worked in the Business or are currently working in the Business who are on maternity leave or other leave of absence and are included as Assumed Employees are fully and accurately disclosed in the Data Room.

8.6	Neither the Seller nor any member of the Seller’s Group has offered or agreed any future variations in the terms or conditions of employment of any of the Assumed Employees.

8.7	All contracts of employment between the Seller and the Assumed Employees may be terminated by three months’ notice or less without giving rise to any claim for damages or compensation.

8.8	Full particulars of any existing or threatened litigation or dispute involving or relating to any of the Assumed Employees and of all matters and circumstances of which the Seller is aware which could give rise to any legal claim, right of action or other liability whatsoever in respect of any of them are disclosed in the Data Room.

8.9	With express reference to this warranty, full and up to date particulars of all collective agreements, arrangements and other understandings which the Seller or any member of the Seller’s Group have with any trade union, staff association or other body representing the employees engaged in the Business are disclosed in the Data Room and the Seller has disclosed to the Buyer in the Data Room all documents relating to such agreements, arrangements and understandings. The Seller has complied with all its obligations under Regulation 10 of the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Collective Redundancies and Transfer of Undertakings (Protection of Employment) (Amendment) Regulations 1995 and under the aforementioned collective agreements, arrangements and understandings and there is no existing or threatened litigation or dispute involving or relating to any trade union, staff association or other body representing or willing to represent the said employees.

8.10	No notification of an intended application for Union Recognition under the Trade Union and Labour Relations (Northern Ireland) Order 1995 or under similar or related Northern Ireland or U.K. legislation, including the Employment Relations Act 1999 has been received by the Seller.

8.11	The Seller is not aware of any disclosure or any application made to any relevant body under Public Interest Disclosure legislation in Great Britain or in Northern Ireland.

8.12	There is no existing or, so far as the Seller is aware, threatened industrial action or trade dispute involving or relating to the Assumed Employees engaged in the Business.

8.13	There are no existing or, so far as the Seller is aware, threatened enquiries or investigations involving or relating to the Business or the Assumed Employees by the Equality Commission or other similar authority.

8.14	There are no outstanding liabilities for industrial training levy or for any other statutory or governmental levy or charge relating to the Business.

8.15	The Seller has complied with the Fair Employment and Treatment (Northern Ireland) Order 1998 (“the Fair Employment Order”) in all respects.

8.16	(a) The Seller has registered with the Equality Commission in accordance with Article 48 of the Fair Employment Order;

(b)	The Seller has filed appropriate monitoring returns with the Equality Commission within the prescribed time-limits and the Equality Commission has not rejected these or required further information;

(c)	The Seller has conducted a review of its employment practices within the last three years in accordance with Article 55 of the Fair Employment Order and has not been requested or required to amend or change the review or the recommendations in any way by the Equality Commission;

(d)	The Seller maintains proper records of employees and applicants as required by the Fair Employment Order and the Seller has a proper system for ensuring that the information is not misused in any way that contravenes the Fair Employment Order;

(e)	The Equality Commission has not made any recommendation, direction or notice under Articles 56-61 of the Fair Employment Order to the Seller;

(f)	The Seller is not in default nor an unqualified person as defined in Article 62 of the Fair Employment Order;

(g)	The Seller has not received any notification from the Equality Commission or elsewhere that any of its suppliers is an unqualified person as defined by Article 62 of the Fair Employment Order;

(h)	The Seller has not been notified by the Equality Commission of any complaint made against it to the Fair Employment Tribunal or an Industrial Tribunal within the last twelve months, no questionnaire has been issued to the Seller in accordance with the Fair Employment Order or other discrimination legislation including the Sex Discrimination (NI) Order 1976, the Race Relations (NI) Order 1997 or the Disability Act within the last twelve months and there is no case outstanding with the Fair Employment Tribunal or Industrial Tribunal in which the Seller is involved or on appeal from it.

8.17	The Seller is not aware of any actual, threatened or potential claim to be made against it or any member of the Seller Group arising out of the provisions in respect of goods, services and facilities contained in the Fair Employment and Treatment (Northern Ireland) Order 1998, the Race Relations (Northern Ireland) Order 1997, the Sex Discrimination (Northern Ireland) Order 1976 or the Disability Act.

8.18	The Seller has disclosed in the Data Room and in the Disclosure Letter all arrangements and obligations in relation to the Assumed Employees.

9.	THE CONTRACTS

9.1	Ultra Vires

None of the Contracts are ultra vires the Seller or any member of the Seller’s Group.

9.2	Full Force

To the best of the knowledge of any member of Seller’s Group after due and proper enquiry, all the Contracts are in full force and effect and have been duly complied with and nothing has occurred whereby any of the Contracts are or are likely to be subject to early termination or which has given or is likely to give rise to any claim under any of them by any party to any of them which is material to the Business.

9.3	Nature of the Contracts

The contracts to which the Seller or Seller’s Group is a party which have been disclosed include, to the best of the Seller’s knowledge after due and proper enquiry, any contract which:

(a)	was entered into otherwise than in the ordinary and usual course of the Business;

(b)	is of an unusual or abnormal nature, or not fully on an arm’s length basis;

(c)	is of a loss-making nature (that is to say the contract is of a nature where the selling price received, after any normal discounts or rebates, is less than the total of (i) direct material costs, (ii) direct packaging material costs and (iii) direct labour costs associated with providing any such product or service to a customer of the Business,;

(d)	cannot readily be fulfilled or performed by the Seller or the Seller’s Group on time without exceptional expenditure of money; or

(e)	is of a long term nature (that is to say is for a fixed term of more than six months or incapable of performance in accordance with its terms within six months after the date on which it was entered into or undertaken);

(f)	is incapable of termination in accordance with its terms by the Seller on sixty (60) days’ notice or less

(g)	involves payment by the Seller by reference to fluctuations in the index of retail prices or any other index or in the rate of exchange for any currency;

(h)	involves the supply of goods the aggregate sales value of which will represent in excess of 10 per cent of the anticipated turnover of the Business in the twelve (12) months following Completion.

10.	EFFECT OF AGREEMENT

10.1	So far as the Seller or any member of the Seller’s Group is aware, the execution and delivery of this Agreement and the fulfillment and performance of and compliance with the terms of this Agreement:

(a)	do not conflict with or violate the terms, provisions or conditions of any of the Contracts or any law, undertaking, judgment, order, injunction or decree of any court against the Seller’s Group;

(b)	do not entitle any person to terminate any existing contractual obligation.

10.2	The Seller nor any of the Seller’s Group is not aware of any intention of any significant customer of or supplier to the Business to cease in dealing or to substantially reduce the existing level of its dealings with the Business.

11.	INFORMATION SUPPLIED

11.1	All information contained in this Agreement and all matters contained in the Disclosure Letter and all other information relating to the Business given by the Seller or the Seller’s Solicitors to the Buyer or the Buyer’s Solicitors are true, accurate and complete in all material respects.

11.2	There is no fact or matter relating to the Business which is known to the Seller or any member of the Seller’s Group which has not been disclosed in the Disclosure Letter or the Data Room and the Seller is not aware of any matter which renders any such matters or information untrue, incomplete or misleading.

12.	LOOSE PLANT

The Loose Plant is adequate for and fit for the purpose of carrying on the Business and is in reasonably good repair and condition and working order and has been regularly maintained and is used exclusively in connection with the Business.

13.	STOCK

The Stock is fit for purpose and of merchantable quality; and is capable of being used effectively in the ordinary course of business; and the work-in-progress of the Business is at its normal level.

14.	INSURANCE

14.1	All the Assets and the Property are and at all times prior to Completion will be insured to their full replacement or reinstatement value in accordance with the details disclosed in the Data Room.

14.2	So far as the Seller or any member of the Seller’s Group is aware, there are no outstanding claims or circumstances likely to give rise to a claim thereunder and, so far as the Seller or any member of the Seller’s Group is aware, nothing has been done or omitted to be done which has made or could make any policy of insurance void or voidable or whereby its renewal may be refused or its premiums are likely to be increased.

14.3	So far as the Seller or any member of the Seller’s Group is aware, none of the such policies of insurance is subject to any special or unusual terms or restrictions.

15.	STATUTORY RESTRICTIONS

15.1	The Seller has, so far as the Seller or any member of the Seller’s Group is aware, not committed or omitted to do any act or thing in relation to the Business which could give rise to any fine or penalty.

15.2	The Seller is not and has not been a party in relation to the Business to any agreement, practice or arrangement which in whole or in part:

15.2.1	contravenes any of the provisions of the Restrictive Trade Practices Acts 1976 and 1977 (or is subject to registration under those Acts), the Resale Prices Act 1976, the Trade Descriptions Acts 1968 and 1972, the Fair Trading Act 1973, the Competition Act 1980 or the Competition Act 1998 (or is notifiable under such Act);

15.2.2	contravenes any of the provisions of the European Communities Act 1972 or Articles 85 or 86 of the EC Treaty (or any regulations or directives made pursuant to the Treaty) or the EEA Agreement; or

15.2.3	contravenes any other anti-trust, anti-monopoly or anti-cartel legislation or consumer law, Act, Regulation, Order or the like made in or pertaining to the United Kingdom or other relevant territory.

15.3	The Seller is not and has not engaged in any anti-competitive practice, as defined in the Competition Act 1980, in relation to the Business.

15.4	No investigations or enquiries by or on behalf of any governmental or other body in respect of the Seller, the Business or any of the Assets are pending or in existence and the Business is not subject to any undertaking or order under United Kingdom or EC competition legislation or from any other regulatory body under the competition legislation in any other jurisdiction in which the Business is conducted.

15.5	So far as the Seller or any member of the Seller’s Group is aware, neither the Seller nor any of its officers, agents or employees has done or omitted to do any act or thing which is or could be in contravention or breach of or the subject of enquiry, investigation or proceedings under the provisions of any Act, Order, Regulation or the like whether made in or pertaining to the United Kingdom or elsewhere giving rise to any fine, penalty, default, proceedings or other such liability in relation to the Business or any of the Assets.

16.	DEFECTIVE PRODUCTS/ SERVICES

There are no outstanding claims against the Seller in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance of equipment or otherwise relating to liability for goods or services supplied or to be supplied by the Seller and, so far as the Seller or any member of the Seller’s Group is aware, no such claims are threatened or anticipated.

17.	INSOLVENCY OF SELLER

17.1	No order has been made or petition presented, meeting convened or resolution passed for the winding up of the Seller nor has any receiver been appointed or any distress, execution or other process been levied in respect of the Business or the Assets or any of them.

17.2	No composition in satisfaction of the debts of the Seller or scheme of arrangement of its affairs or compromise or arrangement between it and either or both of its creditors or members or any class of either or both of its creditors or members has been proposed, sanctioned or approved.

17.3	No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of the Business or the Assets.

17.4	No event has occurred causing, or which upon intervention or notice by any third party may cause, any floating charge created by the Seller to crystallise over the Business or the Assets or any of them or any charge created by it to become enforceable over the Business or the Assets or any of them nor has any such crystallisation occurred nor is such enforcement in process.

18.	COMPLIANCE

18.1	So far as the Seller or any member of the Seller’s Group is aware, all legislation and all orders, provisions, directions and conditions relating to the Assets or the conduct of the Business (including VAT) have been duly complied with in all respects.

18.2	So far as the Seller or any member of the Seller’s Group is aware, all necessary licences, consents, permits, agreements, arrangements and authorities (public and private) have been, or are being, obtained to enable the Seller to carry on the Business effectively in the manner in which it is now carried on and all such licences, consents, permits, agreements, arrangements and authorities are valid and subsisting and the Seller knows of no reason why any of them should be suspended, cancelled or revoked or the benefit of them should not continue to be enjoyed by the Buyer or other owners for the time being of the Business and the Assets or any part of them.

SCHEDULE 2

PART B

INTELLECTUAL PROPERTY

For the purposes of this Part B of Schedule 2, any reference to “Business Intellectual Property” shall include a reference to “IP Licences”.

1.	Full details of all the Business Intellectual Property are disclosed in the Data Room which is complete and accurate in all material respects. All such Business Intellectual Property is used, enjoyed and exploited exclusively in connection with the Business.

2.	Save in respect of any Business Intellectual Property which is the subject of a valid and enforceable IP Licence which has been granted to the Seller (details of which are disclosed in the Data Room, the Seller is the sole legal and beneficial owner of all Business Intellectual Property (including the subject matter thereof) free from all claims, liens, charges, equities, encumbrances, licences and adverse rights of any description. No Business Intellectual Property is held jointly or in common with any other person.

3.	None of the Business Intellectual Property is subject to any challenge or attack by a third party or competent authority. All renewal and registration fees for the protection of the registered Business Intellectual Property have been paid.

4.	Accurate and complete particulars of all IP Licences are disclosed in the Data Room. All such IP Licences are valid and enforceable. There are no other outstanding agreements or arrangements whereby a licence, sub-licence or other permission to use has been granted to or by, or is obliged to be granted to or by, the Seller in respect of any of the Business Intellectual Property owned or used by the Seller, save for those licences or agreements set out in Schedule 12.

5.	Neither the Seller nor, so far as the Seller or any member of the Seller’s Group is aware, is any other party is in breach of any IP Licence and all such licences are in full force and effect and will not terminate or be capable of termination by reason of the execution and performance of this Agreement.

6.

So far as the Seller or any member of the Seller’s Group is aware, none of the activities involved in the conduct of the Business infringe or have infringed any intellectual property of third parties or constitute or have constituted breach of confidence, passing off or actionable unfair competition in any jurisdiction. No such activities give or have given rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

7.	The Seller is not, and has not within the six years preceding the date of this Agreement, been party to or threatened with any legal proceedings relating to any Business Intellectual Property and the Seller is not aware of (and has not knowingly acquiesced in) any infringement of the Business Intellectual Property or any breach of confidence, passing off or actionable unfair competition in any jurisdiction in relation to the Seller or the Business.

8.	The Seller has in its exclusive possession and control all Business Information used, enjoyed or exploited in the Business (or held with a view to such use, enjoyment or exploitation). None of the same is known or accessible to any person except the Seller, other than persons who have given the Seller written confidentiality undertakings in respect thereof that have been disclosed hereunder.

9.	Save in the ordinary course of business or with its employees, the Seller has not entered into any confidentiality or other agreement, nor is subject to any duty, which restricts the free use or disclosure of such information as is referred to in paragraph 8 above.

10.	There are no outstanding or potential claims against the Seller under any contract or under section 40 of the Patents Act 1977 for employee compensation in respect of any Intellectual Property.

11.	Where information of a confidential nature has been developed or acquired by the Seller or any member of the Seller’s Group for the purposes of the Business in the five-year period prior to the date of this Agreement, such information (except insofar as it has fallen into the public domain through no fault of the Seller or any member of the Seller’s Group) has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed. The Seller is not aware of any breach of such confidentiality obligations by any third party.

SCHEDULE 2

PART C

PENSIONS

1.	Other than disclosed in the Data Room there are no agreements, arrangements, customs or practices (whether legally enforceable or not) for the payment of or contribution to any superannuation, pension, life assurance, death benefit, sickness or accident benefits schemes or arrangements in respect of the Assumed Employees or their dependants and no proposal to establish any such scheme or arrangement has been announced to the Assumed Employees.

2.	As regards the Seller’s Scheme (which term, for purposes of this Schedule 2, Part C, is intended to mean the pension scheme offered by Seller for which Assumed Employees are eligible), full and accurate details of the Scheme have been disclosed as set out below:

2.1	copies of all current Trust Deeds and Rules governing the Seller’s Scheme; and

2.2	copies of the current Member’s Handbook and any announcement to Members which has not yet been incorporated into the handbook;

3.	Full details of the Assumed Employees who are members of the Seller’s Scheme are disclosed in the Data Room and no other Assumed Employees are or will before Completion become members of the Seller’s Scheme.

4.	All contributions due to be paid in respect of the Seller’s Scheme by the Seller and any of its officers or employees have been duly paid, and the rates at which contributions are being paid are in accordance with the advice contained in the latest actuarial report of the Seller’s Scheme.

5.	The only participating employee in the Standard Life Occupational Pension Scheme is James McKelvey and all contributions due to be paid in respect of this scheme have been paid in full.

6.	The Seller’s Scheme is an exempt approved scheme within the meaning of section 592 of the Income and Corporation Taxes Act 1988 and there is no reason why approval may be withdrawn.

7.	The Seller’s Scheme is a contracted-out scheme within the meaning of the Pension Schemes (NI) Act 1993 and there is in force a contracting-out certificate covering the Seller and there is no reason why the certificate should be cancelled.

8.	All death in service and incapacity benefits provided by the scheme are fully insured and all insurance premiums due to be paid in respect of the Seller’s Scheme have been duly paid.

9.	No power has been exercised to provide additional benefits in respect of any of the Assumed Employees or to admit any of the Assumed Employees on special terms.

10.	There are no actions, proceedings or claims (other than routine claims for benefits) outstanding, pending or threatened by the Assumed Employees in respect of the Seller’s Scheme relating to any act, event, omission or other matter arising out of or in connection with the Seller’s Scheme.

11.	The Seller’s Scheme has, so far as the Seller is aware, at all times complied with and been administered in accordance with all applicable laws, regulations and requirements (including without limitation those of the Board of the Inland Revenue and of trust law).

SCHEDULE 2

PART D

PROPERTY

1.	In relation to the Lease, VAT is not currently chargeable on the rent or any other payment to be made under the Lease and no election has been made to date by Seller to waive exemption from VAT in respect of the lease.

2.	The Seller has not received written notice of and is not aware of any allegation of breach of the requirements of:

the Clean Air (NI) Order 1981

the Construction (Design and Management) Regulations (NI) 1995 SR 209.

the Factories Act (NI) 1965

the Offices and Shop Premises Act (NI) 1966

the Fire Services (NI) Order 1984

the Health and Safety at Work etc. (NI) Order 1978

the Pollution Control and Local Government (NI) Order 1978

the Environmental Protection Act 1990

the Waste and Contaminated Land (NI) Order 1997

the Industrial Pollution Control (NI) Order 1997

the Food and Environmental Protection Act 1985

the Planning (NI) Order 1991

the Water and Sewerage Services (NI) Order 1973 (as amended)

the Water (NI) Order 1999

the Radioactive Substances Act 1993 or

the Public Health Acts

or other legislation concerning health, safety or environmental matters or any regulations, orders, notices or directions made under any of such legislation which in any such case affect any of the Property.

3.	Where required, a fire certificate has been issued in respect of the Property.

4.	So far as the Seller or any member of the Seller’s Group is aware (and without having obtained a survey thereof) there are (and there have been) no structural or other defects in respect of the buildings and structures on or comprising any of the Property.

5.	The Seller, as the landlord, has good title to grant the Lease;

6.	So far as the Seller is aware, no written notices of breaches of any covenants or conditions have been received by the Seller from the landlords of the Superior Leases nor have the landlords of the Superior Leases refused to accept the rent payable pursuant to the Superior Leases (if demanded);

7.	“The Superior Leases” shall mean a lease dated 30th November 1990 between the Department of Economic Development (1) and the Lessor (2) as comprised in Folio AN22184L County Antrim and a lease dated 21st May 1998 between the Department of Economic Development (1) and Galen Limited (2) (whose interest is now vested in the Lessor) as comprised in Folio AN46925L County Antrim copies of which leases have been provided to the Lessee prior to the execution of this Lease;

8.	So far as the Seller is aware, the Property complies in all respects with current fire regulations and the current requirements of the insurers of the Property; and

9.	So far as the Seller is aware, and without having obtained any survey there are no latent or patent defects in the buildings and structures on or comprising the Property and the Seller has not received any notice regarding or relating to any material used in the construction of the buildings and its structures on or comprising the Property.

SCHEDULE 2

PART E

TAXATION

1.	The Seller is not involved in any dispute with the Inland Revenue, Customs & Excise or other appropriate fiscal authority concerning any matter in any way affecting either the Business or any of the Assets to be transferred under this Agreement.

2.	No circumstances exist whereby any power within section 212 of the Inheritance Tax Act 1984 could be exercised in relation to any of the Assets.

3.	There is no Inland Revenue charge over any of the Assets outstanding for unpaid inheritance tax as provided by sections 237 and 238 of the Inheritance Tax Act 1984.

4.	None of the Assets are or could be subject to the Value Added Tax Capital Goods Scheme provided for in Part XV of the Value Added Tax Regulations 1995 (SI 1995/2518).

5.	Neither the Seller (nor any relevant associate as defined in Schedule 10 of the Value Added Tax Act 1994) has elected to waive exemption (or applied for written permission to elect) in accordance with that Schedule in relation to the Property (or any of the Assets which constitute an interest in or right over land).

6.	None of the Assets are chargeable assets of a business which, if transferred to a body corporate treated as a member of a group under section 43 of the Value Added Tax Act 1994 as a going concern, would give rise to a liability on that body corporate or the representative member of the group of which that body corporate is a member under section 44 of the Value Added Tax Act 1994.

7.	There is no reason why any part of the Consideration payable by the Buyer that is apportioned under this Agreement to those of the Assets which are plant or machinery for the purposes of Part 2 of the Capital Allowances Act 2001 should not, assuming such apportioned Consideration represents capital expenditure incurred for the purposes of the Buyer’s trade, qualify in full for writing down allowances; none of such Assets are leased (as in the meaning of section 67 of such Act); and the Seller accepts that no election may be made in respect of any of such Assets pursuant to section 267 of such Act.

8.	In respect of any Assets which are plant and machinery for the purposes of Part 2 of the Capital Allowances Act 2001 and which are fixtures (as defined in section 173(1) of the Capital Allowances Act 2001) at Completion either (a) no person has been or will have become entitled to allowances in respect of any Expenditure incurred on the provision of the fixture, or (b) if any person has become so entitled that person has been, is or will be required to bring the disposal value of the fixture into account under section 24 of the Capital Allowances Act otherwise than by virtue of subsection (7) of section 6.1.

9.	None of the Contracts, other than any relating to the acquisition of the Assets, involve any future liabilities which when incurred will not be deductible in computing profits for corporation tax purposes.

10.	The Inland Revenue has not agreed to operate any special arrangement (being an arrangement which is not based on a strict application of the relevant legislation) in relation to the Business, whether in respect of benefits provided to its officers or employees, the valuation of its stock, the depreciation of its assets or any administrative or other matter whatsoever.

11.	None of the Assets are wasting assets within section 44 of the Taxation of Chargeable Gains Act 1992 which do not qualify for capital allowances.

12.	All documents in the possession or under the control of the Seller which establish or are necessary to establish the title of the Seller to the Assets have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought in to the United Kingdom.

SCHEDULE 2

PART F

ENVIRONMENTAL AND HEALTH AND SAFETY

1.	Interpretation

In this Schedule:

“Environment”	means all or any of the air, water and land including air within buildings and other material or man-made structures above or below the ground;

“Environmental Laws”	means all laws, regulations, codes of practice, common law, regulations, directives and other measures imposed by any relevant body to which the Business or the Property is or has been subject in so far as they relate to the pollution or protection of the Environment or the protection of the health of humans, animals or plants;

“Environmental Licences”	means any permits, licences, consents or other authorisations required under any Environmental Laws for the operation of the Business and the occupation or use of the Property;

“Hazardous Substances”	means any material or artificial substance capable of causing Harm to man or any other living organism or the Environment;

“Harm”	means harm to the health of living organisms or the Environment, and in the case of human beings, includes harm to his property; “harmful” has a corresponding meaning;

“Health and Safety Laws”	means all applicable statutes, statutory legislation, common law, treaties, regulations, directives, codes of practice, guidance notes including but without limitation the Factories Act 1961, the Offices, Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Health and Safety at Work etc. Act 1974 and the Construction (Design and Management) Regulations 1994 concerning the health and safety of those who work for the Business, whether as employees or otherwise, visit the Property or are in any way affected by the activities of the Business or by persons working for the Business.

2.	Environmental Warranties

2.1	So far as the Seller or any member of the Seller’s Group is aware, the Seller has obtained and complied at all times with all Environmental Licences which are in full force and effect and there are no facts or circumstances which may lead to revocation, suspension, variation or non-renewal of such Environmental Licences.

2.2	The Business has at all times been operated in compliance with Environmental Laws and the Business and the Property comply with all conditions, limitations, obligations, prohibitions and requirements contained in any Environmental Laws and there are no facts or circumstances which may lead to any breach of Environmental Laws.

2.3	All information provided by and on behalf of the Seller to any statutory authority and all records and data required to be maintained by the Seller under the provisions of any Environmental Laws regarding the operation of the Business or any processes carried on at or emissions, discharges or waste disposal from the Property is complete and accurate.

2.4	No Hazardous Substances have been emitted from the Property.

2.5	There have been no claims, investigations or other proceedings against or threatened against the Seller or any of its directors, officers or employees in respect of Harm to the Environment caused by the operation of the Business or occupation of the Property, under Environmental Laws or for any other breach or alleged breach of any Environmental Licence and there are no facts or circumstances which may lead to any such claims, investigations or proceedings.

2.6	The Seller has adequate environmental insurance cover having regard to the operation of the Business. No claims have been made or are contemplated under such insurance policies.

2.7	There have been no landfills, underground storage tanks or mining operations (whether permitted by Environmental Laws or otherwise) carried out at the Property and no such operations are proposed by the Seller.

2.8	The Seller has never been required to hold nor has the Seller held or applied for a waste disposal licence or waste management licence under any Environmental Laws in respect of the Business or Property.

2.9	Copies of all current environmental audit reports and assessments, assessment on substances hazardous to health obtained by the Seller, correspondence between the Seller and any relevant enforcement authority, copies or details of any waste disposal contracts to which the Seller is a party have been disclosed to the Buyer in the Data Room.

3.	Health and Safety Warranties

3.1	So far as the Seller or any member of the Seller’s Group is aware, the Busineass complies with all conditions, limitations, obligations, prohibitions and requirements contained in any Health and Safety Laws and there are no facts or circumstances which will result in any breach of any Health and Safety Laws in respect of the Business.

3.2	The Seller has carried out all necessary risk assessments in respect of the Business as specified under the Health and Safety Laws and the current results of any such assessments and any review of such assessments have been considered by the Seller in giving these warranties. The Seller has disclosed all the facts and circumstances which were taken into account in preparing any such assessment.

3.3	A list of all current health and safety policy statements prepared by the Seller, health and safety reports and assessments prepared by or for the Seller or any member of the Seller’s Group, audits, records of accidents and reportable diseases, permits, notifications, certificates and records required by Health and Safety Laws to be prepared by or for the Seller or any member of the Seller’s Group, together with any correspondence for the period from the Accounts Date to the date of this Agreement between the Seller and any relevant enforcement authority, including but not limited to the Health and Safety Executive and the relevant local authority, has been disclosed to the Buyer in the Data Room; and any such documentation created by or delivered to Seller prior to the Completion Date will be disclosed to the Buyer immediately.

3.4	No correspondence has been received by the Seller from any occupier, employee, contractor, trade union, staff organisation, local authority or statutory official that the Property suffers from defects in design, construction or fitting out which adversely affects the health of people working at or visiting the Property.

3.5	The Seller has not received any prohibition or improvement notices from any enforcement body, including but without limitation the Health and Safety Executive and the relevant local authority, with regard to breaches of Health and Safety Laws or otherwise in respect of the Business or any other activities of the Seller on the Property.

3.6	There have been no claims, proceedings or, to the Seller’s knowledge, investigations against or threatened against the Seller or any of its directors, officers or employees in respect of accidents, injuries, illness, disease or any other harm to the health and safety of employees, contractors or any other persons caused by breaches of Health and Safety Laws or otherwise in respect of the Business or other activities of the Seller on the Property; and, so far as Seller or Seller’s Group is aware, there are no facts or circumstances that may lead to any such claims, proceedings or investigations.

3.7	The Seller has adequate employer’s liability and public liability insurance cover having regard to the activities carried out by the Business or otherwise on the Property. No claims in respect of health and safety have been made against the Seller.

3.8	All information provided by and on behalf of the Seller to any statutory authority and all records and data required to be maintained by the Seller under the provisions of any Health and Safety Laws in respect of the Business are complete and accurate.

SCHEDULE 3

Loose Plant

Total value £ 2,574,996

Plant No.	Description	Location
911	Well water press unit	Boiler House
935	Schubert filler	Fill Room 2
960	Hot foil printer atlas	Print Room 3
961	Hot foil printer PB & E ST25	Print Room 1
962	Hot foil printer PB & E SK25	Print Room 2
992	Bassaire filter	Fill Room 1
993	Bassaire filter	Fill Room 1
994	Bassaire filter	Fill Room 2
999	Multivac AG800	Packing Room 4
9001	Saxon sealer	Inspection Room 3
9012	3 - head filler	Fill Room 3
9013	Multivac R530 no.1	Packing Room 1
9015	Busch R5 vacuum pump	Ivex Mezzanine
9016	Bassaire filter	Fill Room 3
9017	Bassaire filter	Fill Room 3
9018	Bassaire filter	Fill Room 1
9019	Bassaire filter	Fill Room 1
9020	3 - head filler	Fill Room 3
9021	3 - head filler	Fill Room 1
9022	3 - head filler	Fill Room 1
9024	3 - head filler	Fill Room 2
9025	3 - head filler	Fill Room 3
9026	3 - head filler	Fill Room 3
9027	3 - head filler	Fill Room 1
9038	Ponzini still	Still Room
9040	Demin system	Demin Room
9041	Steam generator	Steam Room
9042	3 - head filler	Fill Room 3
9043	3 - head filler	Fill Room 2
9044	3 - head filler	Fill Room 3
9045	3 - head filler	Fill Room 1
9046	3 - head filler	Fill Room 3
9049	Steam header	Steam Room
9050	Sec Autoclave no.1	Sterilizer Compound
9051	WFI loop and storage vessel	WFI Loop
9052	Tanks T1a & T1b & filler line	Compound Room
9053	Tanks T2a & T2b & filler line	Compound Room
9054	Tanks T3 & filler line	Compound Room
9055	Chiller unit	WFI Loop
9056	Fill Room No. 2 static conveyor	Fill Room 2
9058	Inspection room no.2 conveyor	Inspection Room 2
9059	Inspection room 3 conveyor	Inspection Room 3
9061	Fill room no. 1 stand conveyor	Fill Room 1
9066	Hot foil printer atlas	Print Room 3
9068	3 - head filler	Fill Room 1
9069	Inspection room no.1 conveyor	Inspection Room 1

9088	Multivac R530 no.3	Packing Room 3
9089	Busch R5 vacuum pump	Ivex Mezzanine
9090	Fill room 3 outlet conveyor	Fill Room 3
9091	Multivac no.3 conveyor	Packing Room 3
9124	Fill Room 3 stand conveyor	Fill Room 3
9126	Tank T4a and filler line	Tank T4A Mix Room
9127	3 – head filler	Fill Room 1
9128	3 – head filler	Fill Room 2
9129	3 – head filler	Fill Room 3
9130	3 – head filler	Fill Room 1
9131	3 – head filler	Fill Room 1
9132	3 – head filler	Fill Room 2
9134	Bassaire filter	Fill Room 3
9135	Bassaire filter	Fill Room 3
9136	Bassaire filter	Fill Room 2
9137	Bassaire filter	Fill Room 2
9138	Blissmatic case erector	Box Room
9140	Fill room 2 mobile conveyor	Fill Room 2
9141	Bassaire filter	Fill Room 2
9142	3 – head filler	Fill Room 3
9143	3 – head filler	Fill Room 3
9145	Multivac R530 no.2	Packing Room 2
9146	Busch R5 vacuum pump	Ivex Mezzanine
9147	Fill Room 1 Swan neck conveyor	Fill Room 1
9148	Multivac no.1 conveyor	Packing Room 1
9150	Sec Autoclave no.2	Sterilizer Compound
9151	LPHA 55320 Vacuum Pump No.1	Still Room
9157	Sec Autoclave no.3	Sterilizer Compound
9158	3 – head filler	Fill Room 2
9159	3 – head filler	Fill Room 2
9160	3 – head filler	Fill Room 2
9161	3 – head filler	Fill Room 2
9162	Model proteus labelling system	Inspection Area
9163	Autoclave trolleys	Sterilizer Compound
9166	Print Blocks	Entire Facility
9173	Polyfuser Bassaire Filter No.1	Fill Room 2
9174	Polyfuser Bassaire Filter No.2	Fill Room 2
9175	SEC Autoclave No.4	Sterilizer Compound
9176	Getinge-Kemiterm Still	Still Room
9177	Washing Machine No.1	Laundry
9178	Washing Machine No.1	Laundry
9179	Tumble Dryer No.1	Laundry
9180	Tumble Dryer No.1	Laundry
9185	LTE Stability Room 2	Warehouse
9186	LTE Stability Room 3	Warehouse
9187	Cerberus B vial filler and capper	Sterility Test Room
9188	PBE Hot Foil Printer	Print Room 2
9189	PBE Hot Foil Printer	Print Room 1
9193	Hand Sealer No.1	Inspection Room 1
9195	LPHA 55320 Vacuum Pump No.2	Still Room
	Counterbalance forklift Toyota 3FB15-53301	Main facility
	Box Van DKZ 7314	Main facility
	Lorry IJI 1438	Main facility
000734	Degasser	Chemistry Lab

Computer assets to be transferred

Software Description	Quantity
Microsoft Office 2000 Standard	35
Microsoft Windows 2000 Server CAL	30
Microsoft Exchange 2000 CAL	30
Microsoft System Management Server CAL	30
eTrust AntiVirus Licenses	35
Esker Tun	10
Microsoft Project 2000	5
Valprobe	3
Microsoft Windows 2000 Professional	30
Microsoft Access 2000	5
Avery Label Pro	1
Astrow	1
OPW	1
Windows NT Workstation	5
Millennium	5

Plus additional six (6) scanned pages below

Instrument Log Numbers

IVEX NUMBER	EQUIPMENT	LOCATION
1	DIONEX AS40 AUTOMATED SAMPLER 97090436	CHEMISTRY LAB
2	DIONEX INJECTOR 97090195	CHEMISTRY LAB
3	DIONEX IP20 ISOCRATIC PUMP 97090564	CHEMISTRY LAB
4	DIONEX ED40 ELECTROCHEMICAL DETECTOR 97080509	CHEMISTRY LAB
6	DELL HARD DRIVE 36780347	CHEMISTRY LAB
9	SMART UPS GS9829135975	CHEMISTRY LAB
10	DIGITAL PC HARD DRIVE PC83407877	CHEMISTRY LAB
11	DIGITAL COMPUTER SCREEN A182925604	CHEMISTRY LAB
12	WATERS LC MODULE 1MX5AM5380M	CHEMISTRY LAB
13	DIGITAL KEYBOARD 70880556	CHEMISTRY LAB
14	HP LAZERJET 4L PRINTER NLCC511145	CHEMISTRY LAB
15	SMART UPS GS9828021316	CHEMISTRY LAB
16	WATERS 410 DIGITAL REFRACTOMETER B97410109M	CHEMISTRY LAB
17	WATERS LC MODULE 1 MX6DM2589M	CHEMISTRY LAB
19	LAZERJET 4L PRINTER NLCC588120	CHEMISTRY LAB
21	DIGITAL COMPUTER SCREEN 8Q54213085	CHEMISTRY LAB
22	HIAC ROYCO 300A LIQUID SYRINGE SAMPLER 97030317	CHEMISTRY LAB
23	HIAC ROYCO 9064 96120248	CHEMISTRY LAB
24	ELONEX PC SCREEN 30383830	CHEMISTRY LAB
25	DIGITAL PC HARD DRIVE PC54004599	CHEMISTRY LAB
29	UNICAM UV3 052505	CHEMISTRY LAB
30	DIGITAL PC HARD DRIVE PC 540098	CHEMISTRY LAB
32	DIGITAL KEYBOARD C0131604	CHEMISTRY LAB
33	CORNING 928 CHLORIDE METER 2479	CHEMISTRY LAB
34	CORNING FLAME PHOTOMETER 405 405/1228	CHEMISTRY LAB
36	BELLING DRYING OVEN 001297	CHEMISTRY LAB
37	METTLER DL77 AUTOTITRATOR 3113018078	CHEMISTRY LAB
39	GALLENKAMP MAGNETIC STIRRER OC43860	CHEMISTRY LAB
40	EPSON LX850 PRINTER 44D7024549	CHEMISTRY LAB
44	METTLER AE200 BALANCE J38216	CHEMISTRY LAB
48	METTLER BASBAL 3000 BALANCE J54834	CHEMISTRY LAB
49	CORNING CHLORIDE METER 925 4320	CHEMISTRY LAB
57	CARBOLITE FURNACE 1/80/8	CHEMISTRY LAB
59	ADVANCED OSMOMETER 3D3 95111182E	CHEMISTRY LAB
61	DELL HARD DRIVE QGKW5 44443599	CHEMISTRY LAB
63	DELL KEYBOARD M9902 30820	CHEMISTRY LAB
64	RENTOKIL UV LAMP 03868 - chem lab wall	CHEMISTRY LAB
65	INTEGRITEST II PLUS 6155	CHEMISTRY LAB
66	LOVIBOND Ph Eur COLOUR DISC BY 2158	CHEMISTRY LAB
67	LOVIBOND Ph Eur COLOUR DISC Y 1922	CHEMISTRY LAB
68	LOVIBOND Ph Eur COLOUR DISC B 2473	CHEMISTRY LAB
69	LOVIBOND Ph Eur COLOUR DISC GY 1923	CHEMISTRY LAB
70	UV LAMP 1208	CHEMISTRY LAB
73	ROTARY EVAPORATOR 1061566	CHEMISTRY LAB
74	MELTING POINT APPARATUS IC9802	CHEMISTRY LAB
76	LIGHT BOX	CHEMISTRY LAB
78	CALCULATOR - ANDY	CHEMISTRY LAB
81	CALCULATOR - PAULA	CHEMISTRY LAB
82	CALCULATOR - ANGELA	CHEMISTRY LAB
83	CALIBRATED RULER	CHEMISTRY LAB
84	CALCULATOR - MICHAEL	DOCUMENTATION OFFICE
90	CALCULATOR - ALAN	DOCUMENTATION OFFICE
91	DELL COMPUTER SCREEN 9172702003	QC OFFICE
92	DELL HARD DRIVE QGKWC44443596	QC OFFICE
93	DELL KEYBOARD M9902 30817	QC OFFICE
100	DIGITAL PC SCREEN 7M70151595	QC OFFICE
101	DIGITAL PC KEYBOARD B1130074	QC OFFICE
102	YOKOGAWA MEMORY CARD READER 44XY0021	QC OFFICE
103	DIGITAL HARD DRIVE PC63206986	QC OFFICE
104	HP 690C PRINTER SG75RIN3MQ	QC OFFICE
105	CALCULATOR	AUTOCLAVES
106	CALCULATOR	PRODUCTION
107	CALCULATOR	PRODUCTION
108	CALCULATOR	PRODUCTION
109	CALCULATOR	PRODUCTION
110	CALCULATOR	PRODUCTION
111	CALCULATOR	PRODUCTION
112	CALCULATOR	PRODUCTION
113	CALCULATOR	PRODUCTION
114	1G WEIGHT 13081	CHEMISTRY LAB
115	100G WEIGHT 22617	CHEMISTRY LAB
121	DESKJET 895Cxi ES91P1C1YN	CHEMISTRY LAB
122	SPECAC PRESS N/A	CHEMISTRY LAB
123	INSERT FOR DISCS 840-062600	CHEMISTRY LAB
124	INSERT FOR PLASTICS 0504	CHEMISTRY LAB
125	INSERT FOR POWDERS 0337	CHEMISTRY LAB
126	GALLENKAMP OVEN SG97/12/058	CHEMISTRY LAB
127	FLUORIMETER 1087	CHEMISTRY LAB
129	PB8000 METTLER TOLEDO BALANCE	PRODUCTION

Instrument Log Numbers

131	WATER BATH	DEVELOPMENT LAB
132	LIGHT BOX A2010	DEVELOPMENT LAB
133	INTEGRITY TESTER W10468	CHEMISTRY LAB
135	CALIPERS RS2488	CHEMISTRY LAB
137	CALCULATOR-CITIZEN LH830N 980603	INSPECTION
138	5G WEIGHT 22106	CHEMISTRY LAB
140	CALCULATOR (ANNE-MARIE)	DEVELOPMENT LAB
141	GALLENKAMP INCUBATOR WITH FAN 60oC+-2.5oC INCUBATOR#3 SOP/MIC-050	MICRO LAB
142	BURRO CATERING CANTEEN	MICRO LAB
144	DIGITAL PORTABLE THERMOMETER (B)	MICRO LAB
147	DIGITAL PORTABLE THERMOMETER (3)	MICRO LAB
150	YOKOGAWA HYBRID RECORDER HR2300 TYPE:3760320 SERIAL NO:44UF0055	MICRO LAB
151	HAVEN AUTOMATION LIMITED TEMPCAL CALIBRATOR INSTNO:83435-2 CERTNO: 004211T	MICRO LAB
152	HULME MARTIN HEAT SEALER	MICRO LAB
153	DIGITAL PORTABLE THERMOMETER (2)	MICRO LAB
156	SARTORIUS HD8 AIR SAMPLER INST NO:47051353 CERT NO: 80110	MICRO LAB
157	GALLENKAMP INCUBATOR WITH FAN INCUBATOR#6 30-35oC SOP/MIC-050	MICRO LAB
159	DIGITAL PORTABLE THERMOMETER (G)	MICRO LAB
160	UPHEP PH METER PH3	MICRO LAB
163	FALCON PIPETTE-AID MO11	MICRO LAB
164	ORION PH METER AND PROBE MODEL 410A	MICRO LAB
167	PIPETMAN P100 PIPETTE 0627760	MICRO LAB
170	DIGITAL MONITOR SERIAL NO:1K71639279	MICRO LAB
171	DIGITAL HARD DRIVE SERIAL NO: IPC013	MICRO LAB
172	DIGITAL KEYBOARD SERIAL NO:5L72825817	MICRO LAB
173	HEWLETT PACKARD LASER JET 4L PRINTER SERIAL NO: NLBB382644	MICRO LAB
174	ATI-6000 KINETIC PHOTOSPECTOMETER (1)	MICRO LAB
175	ATI-6000 KINETIC PHOTOSPECTOMETER (2)	MICRO LAB
177	DIGITAL PORTABLE THERMOMETER (7)	MICRO LAB
179	ENVAIR LAMINAR AIR FLOW MO 27	MICRO LAB
182	GILSON PIPETMAN P200 C14339G	MICRO LAB
183	GILSON PIPETMAN P1000 N19509A	MICRO LAB
184	FLASHPOINT GAS LIGHTER	MICRO LAB
185	DISPENSETTE III 09V 6631	MICRO LAB
186	GEPRITLE SICHERHEIT OPTIFIX BOTTLE TOP DISPENSER 002469	MICRO LAB
187	BENCH LAMP	MICRO LAB
189	BBL ANAEROBIC JAR	MICRO LAB
190	GENLAB INCUBATOR 30-35oC	MICRO LAB
191	LMS COOLED INCUBATOR	MICRO LAB
194	CALCULATOR JIM	STORES
196	LAF UNIT	MICRO LAB
212	MAX/MIN DIGITAL THERMOMETER	MICRO LAB
213	MAX/MIN DIGITAL THERMOMETER	MICRO LAB
214	MAX/MIN DIGITAL THERMOMETER	MICRO LAB
215	MAX/MIN DIGITAL THERMOMETER	MICRO LAB
216	MAX/MIN DIGITAL THERMOMETER	MICRO LAB
217	MAX/MIN DIGITAL THERMOMETER	MICRO LAB
218	MAX/MIN DIGITAL THERMOMETER	MICRO LAB
219	MAX/MIN DIGITAL THERMOMETER	MICRO LAB
222	ISO-TECH ILM 350 LIGHT METER L436355	CHEMISTRY LAB
223	ET-086 OVEN TEMPERATURE PROBE	CHEMISTRY LAB
224	ELEANOR CASIO fx-82 SUPER SCIENTIFIC CALCULATOR	PRODUCTION
225	DIANE-CITIZEN LH 830N CALCULATOR	PRODUCTION
227	IVEX STABILITY ROOM 2	STORES
228	IVEX STABILITY ROOM 3	STORES
229	WILLIS-SHARP SCIENTIFIC CALCULATOR EL-531GH	PRODUCTION
230	PRINTER FOR THE LOOP-EPSON LX 300-PRODUCTION OFFICE	PRODUCTION
231	AFICIO 401 PHOTOCOPIER-PRODUCTION OFFICE	PRODUCTION
232	HP DESKJET 880c PRINTER-PRODUCTION OFFICE	PRODUCTION
233	DIGITAL COMPUTER SCREEN (PO) 7M62209596	PRODUCTION
234	DIGITAL HARD DRIVE (PO) PC63504088	PRODUCTION
235	IBICO-EC-100S CALCULATOR-MULTIVAC 1	PRODUCTION
236	AURORA DT350 CALCULATOR-MULTIVAC 3	PRODUCTION
237	METTLER TOLEDO SCALES-INSP LINE 1 CAROL’S LINE 2588783-2*5	PRODUCTION
238	METTLER PJ6 SCALES MO6677 INSP LINE 2	PRODUCTION
239	METTLER PJ6000 BALANCE-CL RM1 H54595	PRODUCTION
240	METTLER PJ6 SCALES CL RM2-J27201	PRODUCTION
241	DIGITAL KEYBOARD-PRODUCTION OFFICE	PRODUCTION
242	COMPOUND ROOM-EPSON LX 300 PRINTER	PRODUCTION
243	METTLER TOLEDO SCALES CL RM3 III7430267	PRODUCTION
254	GELLMAN CLOCK/CALCULATOR (MICRO)	MICRO LAB
256	PJ3600 METTLER BALANCE I18023	PRODUCTION
257	PJ3600 BALANCE K80221 DISPENSARY	PRODUCTION
258	SPIDER 1-35 2115014883 DISPENSARY	PRODUCTION
260	HEWLETT PACKARD LASER JET 2100TN PRINTER SN:NLCB040916	MICRO LAB
262	MET ONE LASER PARTICLE COUNTER SN:9414623230	MICRO LAB
263	SCIENTIFIC CALCULATOR LABS	MICRO LAB
264	SCIENTIFIC CALCULATOR LABS	MICRO LAB
265	SCIENTIFIC CALCULATOR LABS	MICRO LAB
266	DIGITAL TIMER	MICRO LAB

Instrument Log Numbers

267	CASIO fx 825X SCIENTIFIC CALCULATOR	MICRO LAB
268	PAUL MAGUIRES CALCULATOR	PRODUCTION
270	BAG PLANT CALCULATOR	BAG PLANT
271	DIGITAL TIMER LABS	CHEMISTRY LAB
272	TOC METER ACCESS 643 SER NO:1195	CHEMISTRY LAB
273	TOC METER PRINTER LX300	CHEMISTRY LAB
274	JENWAY CONDUCTIVITY METER SER NO:2089	CHEMISTRY LAB
275	50MG CALIBRATED WEIGHT SER NO:233961097	CHEMISTRY LAB
276	302 PH METER (MICRO) SER NO:T101374	CHEMISTRY LAB
279	CALCULATOR CITIZEN SN:991103	PRODUCTION
280	CALCULATOR CITIZEN SN:991103	PRODUCTION
281	CALCULATOR SCIENTIFIC	CHEMISTRY LAB
282	CALCULATOR SCIENTIFIC	CHEMISTRY LAB
283	RIBO 292960 LOVIBOND DISC	CHEMISTRY LAB
285	KB60.2 METTLER TOLEDO BALANCE SER NO:23335874 DISPENSARY	PRODUCTION
286	CALCULATOR	PRODUCTION
287	CALCULATOR	PRODUCTION
288	CALCULATOR	PRODUCTION
289	COMPAQ MONITOR 043CG24KF535	DEVELOPMENT LAB
290	COMPAQ KEYBOARD 3829A569	DEVELOPMENT LAB
291	WATERS 2690 H00SHC 176M & H005MH 219M	DEVELOPMENT LAB
292	WATERS 2487 J00487 074M	DEVELOPMENT LAB
293	COMPAQ HARDWARE 8046FR4Z1MV6	DEVELOPMENT LAB
294	SMART UPS GS0036002215	DEVELOPMENT LAB
297	MAGNETIC STIRRER 81194767	DEVELOPMENT LAB
302	PRESSURE CUFF C-FUSOR 500 SER NO:27D141089-1	DEVELOPMENT LAB
311	ELECTRONIC TIMER CLOCK	DEVELOPMENT LAB
312	CALCULATOR FX 82 CASIO (ANGELA)	DEVELOPMENT LAB
313	CALIPERS - 547-316 SER NO: 02380	CHEMISTRY LAB
314	CALCULATOR - R. TODD	PRODUCTION
315	CALCULATOR - M. ERWIN	PRODUCTION
316	CALCULATOR - J. MCBURNEY	PRODUCTION
317	CALCULATOR - M. DOHERTY	PRODUCTION
318	CALCULATOR - A. BRENNAN	PRODUCTION
319	CALCULATOR - D. BUCHANAN	PRODUCTION
320	200g WEIGHT 61448	CHEMISTRY LAB
321	CASIO MS 8L CALCULATOR	PRODUCTION
322	GILSON P200 P570760	CHEMISTRY LAB
330	LAMINAR AIR FLOW A2HB	CHEMISTRY LAB
331	BEKO FRIDGE RG910	CHEMISTRY LAB
332	BIG DIGIT TIMER CLOCK	MICRO LAB
333	BIG DIGIT TIMER CLOCK	MICRO LAB
334	QUARTZ DIGITAL THERMOMETER	CHEMISTRY LAB
335	ELECTRONIC TIMER CLOCK	CHEMISTRY LAB
338	BBL ANAEROBIC JAR	MICRO LAB
339	SONICATOR	MICRO LAB
340	CALIBRATION BATH	MICRO LAB
341	TORCH	MICRO LAB
346	AIR SAMPLER SAS SUPER 180	MICRO LAB
347	LAF	STERILITY SUITE
348	STERITEST PUMP	STERILITY SUITE
349	DIGI-THERMOMETER	MICRO LAB
350	DIGI-THERMOMETER	MICRO LAB
354	DIGI-THERMOMETER	STABILITY ROOMS
359	DIGI-THERMOMETER	STABILITY ROOMS
361	DIGI-THERMOMETER	STABILITY ROOMS
362	DIGI-THERMOMETER	STABILITY ROOMS
363	DIGI-THERMOMETER	STABILITY ROOMS
364	DIGI-THERMOMETER	STABILITY ROOMS
367	25C/60% STABILITY ROOM #3	STABILITY ROOMS
368	40C/15% STABILITY ROOM #2	STABILITY ROOMS
369	ALLIANCE 2690 HPLC	CHEMISTRY LAB
370	WATERS 2487 DUAL DETECTOR	CHEMISTRY LAB
371	COMPAQ DESKTOP HARD-DRIVE	CHEMISTRY LAB
374	CASIO HS-85TE TAX & EXCHANGE CALCULATOR	DIANE PERRY
375	CASIO HS-85TE TAX & EXCHANGE CALCULATOR	MARGARET AGNEW
376	CASIO HS-85TE TAX & EXCHANGE CALCULATOR	LINDA BURKE
377	CASIO HS-85TE TAX & EXCHANGE CALCULATOR	PRODUCTION OFFICE
378	CASIO J-120T CALCULATOR	CHERIE ARCHER
379	CASIO J-120T CALCULATOR	STORES
380	CASIO HS-85TE TAX & EXCHANGE CALCULATOR	PRODUCTION
381	CASIO HS-85TE TAX & EXCHANGE CALCULATOR	PRODUCTION
382	CASIO HS-85TE TAX & EXCHANGE CALCULATOR	PRODUCTION
383	CASIO HS-85TE TAX & EXCHANGE CALCULATOR	PRODUCTION
388	CALCULATOR-EDDIE HAVERON	MULTIVAC 3
393	STAINLESS STEEL SQUARE 316 2.0MM 10X10CM	DEVELOPMENT LAB
394	PHENOMENEX DIGI-TIMER	DEVELOPMENT LAB
395	COMPAQ V720 HARD DRIVE	CHEMISTRY LAB
396	CASIO HS-85TE TAX & EXCHANGE CALCULATOR	IAN CATHCART
397	CASIO HS-85TE TAX & EXCHANGE CALCULATOR	IAN BASTON

Instrument Log Numbers

398	CASIO HS-85TE TAX & EXCHANGE CALCULATOR	JOHN SCULLION
399	CASIO HS-85TE TAX & EXCHANGE CALCULATOR	STEPHEN THOMPSON
400	CASIO HS-85TE TAX & EXCHANGE CALCULATOR	TOMMY COULSON
401	SHARP EL-530L CALCULATOR	HEATHER SMITH
402	DIGITALLY CONTROLLED CLOCK	MICRO LAB
404	CALCULATOR	CHEMISTRY LAB
405	CALCULATOR	CHEMISTRY LAB
407	GENEX BETA 1-5ML CS18658	DEVELOPMENT LAB
408	GILSON P10ML U70495K	DEVELOPMENT LAB
409	METTLER TOLEDO SPIDER 1	PRODUCTION
411	SOLAAR AA SPECTROPHOTOMETER	CHEMISTRY LAB
412	784 KFP TITRINO TITRATOR	CHEMISTRY LAB
413	METROTRIM 703 TI STAND	CHEMISTRY LAB
424	CASIO CALCULATOR J120TE	PRODUCTION
431	ELX 808µ MICROTITRE PLATE RECORDER	ENDOTOXIN TEST ROOM
432	DAEWOO MONITOR	ENDOTOXIN TEST ROOM
433	DAEWOO HARD DRIVE	ENDOTOXIN TEST ROOM
434	HP LASERJET 1200 SERIES	ENDOTOXIN TEST ROOM
435	CALIBRATION PLATE	QC OFFICE
436	MEASURING CYLINDER CLASS A 250ML 25046	CHEMISTRY LAB
440	MEASURING CYLINDER CLASS A 1000ML 27017	CHEMISTRY LAB
441	DIGITAL THERMOMETER	MICRO LAB
442	DIGITAL THERMOMETER	MICRO LAB
443	DIGITAL THERMOMETER	MICRO LAB
444	MONITOR FOR DIONEX 135BM26DA885	DEVELOPMENT LAB
445	CASIO CALCULATOR HS8V	PRODUCT ON
446	MEASURING CYLINDER CLASS A l000ML 29298	CHEMISTRY LAB
447	MEASURING CYLINDER CLASS A l000ML 29299	CHEMISTRY LAB
448	MEASURING CYLINDER CLASS A 2000ML 27832	CHEMISTRY LAB
449	MEASURING CYLINDER CLASS A 2000ML 27833	CHEMISTRY LAB
451	MEASURING CYLINDER CLASS A 250ML J4922	CHEMISTRY LAB
454	PH METER 493699	CHEMISTRY LAB
455	DIGITAL TIMER	MICRO LAB
456	DIGITAL TIMER	MICRO LAB
458	CALCULATOR	PRODUCTION
459	CALCULATOR	PRODUCTION
460	CALCULATOR	PRODUCTION
461	CALCULATOR	PRODUCTION
462	CALCULATOR	PRODUCTION
464	CALCULATOR	DEVELOPMENT LAB
465	CALCULATOR	CHEMISTRY LAB
466	CALCULATOR	CHEMISTRY LAB
467	CALCULATOR	CHEMISTRY LAB
469	MEASURING CYLINDER 100ML	DEVELOPMENT LAB
470	MEASURING CYLINDER 100ML	CHEMISTRY LAB
471	MAX MIN THERMOMETER	MICRO LAB
472	CALCULATOR	PRODUCTION
473	CALCULATOR	PRODUCTION
474	CALCULATOR	PRODUCTION
475	CALCULATOR	PRODUCTION
478	MAX MIN THERMOMETER	MICRO LAB
479	MAX MIN THERMOMETER	MICRO LAB
480	MAX MIN THERMOMETER	MICRO LAB
481	MAX MIN THERMOMETER	MICRO LAB
482	MAX MIN THERMOMETER	MICRO LAB
483	MICROPIPETTE 200-1000	CHEMISTRY LAB
484	MICROPIPETTE 1000-5000	MICRO LAB
485	MICROPIPETTE 200-1000	CHEMISTRY LAB
486	CALCULATOR	PRODUCTION
487	CALCULATOR	PRODUCTION
488	CALCULATOR	PRODUCTION
489	CALCULATOR	PRODUCTION
490	CALCULATOR	PRODUCTION
491	CALCULATOR	PRODUCTION
492	PRESSURE CUFF 1000 27A131150	CHEMISTRY LAB
493	PRESSURE CUFF 1000 27B251105	CHEMISTRY LAB
494	PRESSURE CUFF 500 27D141089	CHEMISTRY LAB
495	BEAKERS	CHEMISTRY LAB
496	VOLUMETRIC FLASKS	CHEMISTRY LAB
497	MEASURING CYLINDERS	CHEMISTRY LAB
498	CONICAL FLASKS	CHEMISTRY LAB
499	PIPETTES	CHEMISTRY LAB
500	WATER TANK	CHEMISTRY LAB
501	HPLC PHIALS	CHEMISTRY LAB
502	PI PUMPS	CHEMISTRY LAB
503	BUNSEN BURNERS	CHEMISTRY LAB & MICRO LAB
523	VALPROBE	MICRO LAB
524	VALPROBE	MICRO LAB
525	VALPROBE	MICRO LAB
526	VALPROBE	MICRO LAB

Instrument Log Numbers

527	VALPROBE	MICRO LAB
528	VALPROBE	MICRO LAB
529	VALPROBE	MICRO LAB
530	VALPROBE	MICRO LAB
531	VALPROBE	MICRO LAB
532	VALPROBE	MICRO LAB
533	VALPROBE	MICRO LAB
534	VALPROBE	MICRO LAB
535	VALPROBE	MICRO LAB
536	VALPROBE	MICRO LAB
537	VALPROBE	MICRO LAB
538	VALPROBE	MICRO LAB
539	VALPROBE	MICRO LAB
540	VALPROBE	MICRO LAB
541	VALPROBE	MICRO LAB
542	VALPROBE	MICRO LAB
543	VALPROBE	MICRO LAB
544	VALPROBE	MICRO LAB
545	VALPROBE	MICRO LAB
546	VALPROBE	MICRO LAB
547	VALPROBE	MICRO LAB
548	VALPROBE	MICRO LAB
549	VALPROBE	MICRO LAB
550	VALPROBE	MICRO LAB
551	VALPROBE	MICRO LAB
552	VALPROBE	MICRO LAB
553	TLC TANK	CHEMISTRY LAB
554	STORAGE CABINETS	CHEMISTRY LAB
555	VACUUM FILTER FLASKS	CHEMISTRY LAB
584	stainless steel trolley (2 tier)	MICRO LAB
585	stainless steel trolley (4 tier)	STERILITY SUITE
586	stainless steel trolley (2 tier)	STERILITY SUITE
587	stainless steel trolley (2 tier)	MICRO LAB
588	stainless steel trolley (4 tier)	STERILITY SUITE
589	stainless steel trolley (3 tier)	MICRO LAB
593	Laboratory Swivel Operator chair	STERILITY SUITE
594	Laboratory Swivel Operator chair	STERILITY SUITE
598	Media Waste wheeled bins	MICRO LAB
599	Waste Paper Bin	MICRO LAB
602	Waste General Bin	MICRO LAB
604	Waste Plastic Bin	MICRO LAB
619	1 Litre Duran Bottle	MICRO LAB
620	1 Litre Duran Bottle	MICRO LAB
621	1 Litre Duran Bottle	MICRO LAB
622	1 Litre Duran Bottle	MICRO LAB
623	1 Litre Duran Bottle	MICRO LAB
624	1 Litre Duran Bottle	MICRO LAB
625	1 Litre Duran Bottle	MICRO LAB
626	1 Litre Duran Bottle	MICRO LAB
627	1 Litre Duran Bottle	MICRO LAB
628	1 Litre Duran Bottle	MICRO LAB
639	500 ml Duran Bottle	MICRO LAB
640	500 ml Duran Bottle	MICRO LAB
641	500 ml Duran Bottle	MICRO LAB
642	500 ml Duran Bottle	MICRO LAB
643	500 ml Duran Bottle	MICRO LAB
644	500 ml Duran Bottle	MICRO LAB
645	500 ml Duran Bottle	MICRO LAB
646	500 ml Duran Bottle	MICRO LAB
647	500 ml Duran Bottle	MICRO LAB
648	500 ml Duran Bottle	MICRO LAB
649	500 ml Duran Bottle	MICRO LAB
650	500 ml Duran Bottle	MICRO LAB
651	500 ml Duran Bottle	MICRO LAB
686	500 ml Gelman Filtration Units	MICRO LAB
687	500 ml Gelman Filtration Units	MICRO LAB
688	500 ml Gelman Filtration Units	MICRO LAB
689	500 ml Gelman Filtration Units	MICRO LAB
690	500 ml Gelman Filtration Units	MICRO LAB
691	300 ml Gelman Filtration Units	MICRO LAB
692	300 ml Gelman Filtration Units	MICRO LAB
693	300 ml Gelman Filtration Units	MICRO LAB
694	300 ml Gelman Filtration Units	MICRO LAB
695	300 ml Gelman Filtration Units	MICRO LAB
696	300 ml Gelman Filtration Units	MICRO LAB
697	300 ml Gelman Filtration Units	MICRO LAB
698	300 ml Gelman Filtration Units	MICRO LAB
699	300 ml Gelman Filtration Units	MICRO LAB
700	300 ml Gelman Filtration Units	MICRO LAB
701	300 ml Gelman Filtration Units	MICRO LAB

Instrument Log Numbers

702	300 ml Gelman Filtration Units	MICRO LAB
703	300 ml Gelman Filtration Units	MICRO LAB
704	300 ml Gelman Filtration Units	MICRO LAB
705	300 ml Gelman Filtration Units	MICRO LAB
706	300 ml Gelman Filtration Units	MICRO LAB
707	300 ml Gelman Filtration Units	MICRO LAB
708	300 ml Gelman Filtration Units	MICRO LAB
709	300 ml Gelman Filtration Units	MICRO LAB
710	300 ml Gelman Filtration Units	MICRO LAB
732	VISCOMETER	CHEMISTRY LAB
733	VISCOMETER	CHEMISTRY LAB

PRODUCT	SER NUM	FULL NAME
Computer
Evo N400c	7J1CJMWZD00P	Alan McGahie
Evo N410c	7J28KVBZP04G	Bob McConnell
iPaq	8049DZF2011V	Alison Mackness
iPAQ Desktop	8109JDVZ1305	Jean Graham
OptiPlex GX100	RFYM0	DIANE PERRY
5
DESKJET PRINTER
Lexmark Z52	09320367489	DEVELOPMENT LAB
Epson STYLUS COLOUR 600	AAKOO20760	Jacqueline Steward
Epson Stylus C62	EJXT147351	CHEMISTRY LAB
HP DESKJET 660C	ES83V182TX	Alan McGahie
HP DESKJET 880C	ES8AG441XG	CHEMISTRY LAB
HP Deskjet 895 Cxi	ES91P1C1YN	DEVELOPMENT LAB
HP DESKJET 815C	ES95L1305H	QC OFFICE
HP Deskjet 895 Cxi	ES96G130GW	DEVELOPMENT LAB
HP DESKJET 930C	ESOAW160H6	Angela Armstrong
HP Deskjet 840C	HU0B31Y16M	CHEMISTRY LAB
HP Deskjet 895 Cxi	HUO1A1N2PV	Bob McConnell
DESKJET 895CXI	HUO1O1P1JT	John Armstrong
HP Deskjet Printer 5552	MY27VIM05T	CHEMISTRY LAB
Deskjet 5552	MY2A91M2F2	DEVELOPMENT LAB
CP1700	SG1B6210XR	Jean Graham
15
DESKTOP
OPTIPLEX E1	44119409	QC OFFICE
EVO	6S1CJX8Z502S	CHEMISTRY LAB
COMPAQ IPAQ	8029DZD20065	IVEX SALES
iPaq	8045DZF2010D	Geoffrey Craig
COMPAQ IPAQ LEGACY FREE C500	8045DZF2010R	Jean Graham
COMPAQ DESKPRO EXM	8046FR4Z1MV6	DEVELOPMENT LAB
COMPAQ IPAQ	8052DZD2000X	Angela Armstrong
iPAQ Desktop	8108JDVZ00G8	John Armstrong
iPAQ Desktop	8108JDVZ00GB	Margaret Agnew
iPAQ Desktop	8108JDVZ00H4	DIERDRE LEMON
iPAQ Desktop	8108JDVZ00HB	Michael Cotter
COMPAQ IPAQ	8108JDVZ00HS	Michael Cotter
iPAQ Desktop	8108JDVZ00JF	Jacqueline Steward
iPAQ Desktop	8110JDVZ0328	Jacqueline Steward
COMPAQ Deskpro EXM 933	8125FR4Z042L	CHEMISTRY LAB
COMPAQ IPAQ	8143JDVZ00LS	Eleanor Anderson
COMPAQ EVO D310 P4-2.0G 40GB 256MB CD LAN WXPP	FR22824598	Donna Stewart
OPTIPLEX Gs	LWBWB	DEVELOPMENT LAB
VENTURIS 575	PC54004598	CHEMISTRY LAB
VENTURIS 575	PC54004599	CHEMISTRY LAB
VENTURIS FX5100	PC63504071	LABEL OFFICE PRODUCTION IVEX
VENTURIS 5100	PC63504088	PRODUCTION OFFICE - CLOCKIN
DIGITAL PC 3000	PC83407877	CHEMISTRY LAB
OptiPlex GX1 350L+	QGKW5	DIANE PERRY
OPTIPLEX GXI	QGKWJ	FRANK HEALEY
OPTIPLEX GX1	R48RQ	DEVELOPMENT LAB
OPTIPLEX GX1	R4SR1	CHEMISTRY LAB
OPTIPLEX GX100	RFYMG	LABEL OFFICE PRODUCTION IVEX
28
Dot Matrix Printer
Epson FX-1170	2JA7007826	QC OFFICE
Epson FX-1170	2JA7122973	DIANE PERRY
2
EXPANSION UNIT
COMPAQ EVO N410C EXP UNIT CD	1J28KX22G10M	Bob McConnell
ARMADA M300	3J07DFP1RKSK	QC OFFICE
EVO N400C EXPANSION UNIT DVD	71J19JMWZA0GZ	QC OFFICE
3
LASER PRINTER
LASERJET 2200D	FRFGM00795	CHEMISTRY LAB
HP LASERJET 2100 TN	NLCBQ4Q916	GSS PRODUCTION OFFICE

10/03/2004

PRODUCT	SER NUM	FULL NAME
LASERJET 4L	NLCC586120	CHEMISTRY LAB
3
MONITOR
IIYAMA S500M1 15” MONITOR		John Armstrong
Digital Monitor	&M62101799	DIANE PERRY
S510	010BB65NDV15	DIANE PERRY
S510	035BB24ND384	Angela Armstrong
S710	043GC24KF535	DEVELOPMENT LAB
17” Monitor upgrade	114CG24KH499	CHEMISTRY LAB
S710	117CG24KD331	Geoffrey Craig
COMPAQ MONITOR S720	134CL26EA720	CHEMISTRY LAB
S720	139CL26SC534	Eleanor Anderson
S720	144CL26LH298	Alan McGahie
Digital Monitor	1K73064687	Jean Graham
Digital Monitor	1K74083557	QC OFFICE
828FI	22795B0APP79	DEVELOPMENT LAB
828FI	22795B0APY	CHEMISTRY LAB
828F1	22795C0VCP29	LABEL OFFICE PRODUCTION IVEX
COMPAQ 17IN S7500 COLOUR MONITOR 2-TONE CARBON/SILVER	233CP24LJ166	Donna Stewart
COMPAQ TFT5015 15” DISPLAY	242BQ29XE154	Jacqueline Steward
TE1438A	30383830	CHEMISTRY LAB
Digital Monitor	7M61029452	IVEX SALES
Digital Monitor	7M61030203	DEVELOPMENT LAB
Digital Monitor	7M62209614	Bob McConnell
Digital Monitor	7M62209618	DIERDRE LEMON
Digital Monitor	7M622Q9596	PRODUCTION OFFICE - CLOCKIN
Digital Monitor	8Q54213085	CHEMISTRY LAB
Acer 1569i	9172702003	CHEMISTRY LAB
Digital Monitor	A100400031	John Armstrong
Digital Monitor	A173603359	Michael Cotter
Digital Monitor	A182925604	CHEMISTRY LAB
S500MI	TIDNOCBO61331	Alison Mackness
29
NOTEBOOK
ARMADA M300	7J08FM74P02E	QC OFFICE
N400c	7J26JMWZBOOF	QC OFFICE
2
Printer	NLBB382644	CHEMISTRY LAB
HP LJ 4L
1
Projector
VPL-CS2 LCD PROJECTOR SVGA 600	18532	Jean Graham
1
SCANNER
5470C	CN1621I021	Angela Armstrong
ASTRA 610P	H6W0E48104154	CHEMISTRY LAB
2
WYSE SCREEN
WY-120	09I10A02698	John Armstrong
1

SCHEDULE 4

Contracts

Confidentiality Agreement with Baxter Healthcare Limited

Confidentiality Agreement with Baxter SA/NV

Supply Agreement with Baxter S.A.

Technical Agreement with Baxter Healthcare Limited

Technical Agreement with Biosol S.p.A.

Technical Agreement with Boots Company PLC

Agreement with Ciba Vision Ophthalmics GmbH

Agreement with Ciba Vision Ophthalmics UK Limited

Contract Manufacturing Agreement with Ciba Vision AG (Draft)

Development Agreement with COBE BCT Inc.

Non-Disclosure Agreement with COBE BCT Inc.

Technical Contract with Coloplast Continence Care Division

Commercial Agreement for Stability Development and Validation with Edwards Lifesciences BV (Draft)

Manufacturing and Supply Agreement with Edwards Lifesciences AG (Draft)

Mutual Confidentiality Agreement with Edwards Lifesciences SA (Draft)

Manufacturing and Supply Agreement with Excorim AB

Contract Manufacturing Agreement with Fresenius Kabi Limited

Manufacturing and Supply Agreement with Gambro BCT

Riboflavin Stability Contract with Gambro BCT Inc.

Manufacturing and Supply Agreement with Hospal International Marketing Management S.N.C. and Gambro Lundia AB

Agreement with Haemonetics S.A. (December 1995)

Agreement with Haemonetics S.A. (February 1996)

Agreement with Haemonetics S.A. (August 1996)

Agreement with Haemonetics S.A. (September 1997)

Agreement with Haemonetics S.A. (September 1997)

Agreement with Haemonetics S.A. (September 1997)

Non-Disclosure Agreement with IV Direct Limited

Mutual Non-Disclosure Agreement with J.F.Melin Pharmacien

Confidentiality Agreement with Kendle International Inc. and Technomark Consulting Services Limited

Confidentiality Agreement with Laboratoires UPSA

Manufacturing and Supply Agreement with Maelor Pharmaceuticals Limited

Mutual Non-Disclosure Agreement with Maelor Pharmaceuticals Limited

Confidentiality Agreement with Maelor Pharmaceutical Supplies Limited

Confidentiality Agreement with Mindset BioPharmaceuticals (USA) Inc.

Manufacturing and Supply Agreement with ML Laboratories PLC

Assignment and Novation Agreement with ML Laboratories PLC and Shire Pharmaceutical Contracts Limited

Confidentiality Agreement with ML Laboratories Limited

Mutual Non-Disclosure Agreement with Novirio Pharmaceuticals Inc.

Mutual Non-Disclosure Agreement with NxStage Medical Inc.

Manufacturing and Supply Agreement with NxStage Medical Inc. (Draft)

Confidentiality Agreement with Nycomed Ireland

Manufacturing and Supply Agreement with Organon Laboratories Ltd (Draft)

Manufacturing Agreement with Seton Healthcare Group PLC

Secrecy Agreement with Stedim S.A.

Mutual Non-Disclosure Agreement with Technoflex S.A.

Agreement of Intent with Technoflex S.A.

Mutual Non-Disclosure Agreement with Water First Limited National Health Services tender contracts:

Yorkshire NHS Trusts Pharmacy Consortium

Scottish Healthcare Supplies

Central Services Agency (Northern Ireland)

SCHEDULE 5

Assumed Employees

NAME		EMP NO.	DEPT	JOB TITLE
Wendy	Barkley	20021	72	Sr. Logistics Administrator
Martin	Kane	20024	72	Storeperson
John	Armstrong	20113	72	Logistics Manager
Linda	Burke	20004	73	Senior Operator
Rhonda	Dickson	20010	73	Process Operator
Margaret	Smyth	20016	73	Process Operator
Irene	Beggs	20035	73	Process Operator
Paul	Maguire	20060	73	Senior Operator
Donna	Manson	20062	73	Senior Operator
Ann	Neill	20074	73	Senior Operator
Pamela	Rudden	20084	73	Senior Operator
Sylvia	Topping	20085	73	Process Operator
Lindsay	Kennedy	20100	73	Senior Operator
Sharon	McAllister	20166	73	Senior Operator
Norma	Thompson	20199	73	Process Operator
Barbara	McKeown	20204	73	Process Operator
Robert	Smith	20209	73	Process Operator
Leanne	Stewart	20213	73	Process Operator
Kerry	Gilmore	20217	73	Process Operator
George	Smith	20223	73	Senior Operator/Technician
Edreen	McGregor	20229	73	Process Operator
Christine	Rea	20241	73	Process Operator
Robert	Marshall	20244	73	Process Operator
Ann-Marie	Magee	20261	73	Process Operator
Jacki	Kirkpatrick	20262	73	Process Operator
Amanda	Graham	20266	73	Senior Operator
James	Robinson	20278	73	Process Operator
Barbara	Brennan	20284	73	Process Operator
Olwen	Robinson	20286	73	Process Operator
Hugh	Graham	20295	73	Process Operator
Morton	Robinson	20296	73	Process Operator
Laura	McCambridge	20306	73	Process Operator
Bronagh	O’Neill	20308	73	Process Operator
Judith	Agnew	20336	73	Process Operator
Paul	Smyth	20337	73	Process Operator
Stephanie	Crawford	20342	73	Process Operator
Jim	Thompson	20356	73	Process Operator
Pat	Johnston	20357	73	Process Operator
Catherine	Baston	20364	73	Process Operator
Kieran	Kane	20366	73	Process Operator
Alese	Mitchell	20369	73	Process Operator

Shane	McGeown	20370	73	Label Store Senior Operator
Terence	Dalrymple	20383	73	Process Operator
Shirley	Holden	20384	73	Senior Operator
Sharon	Kemp	20386	73	Process Operator
Maureen	Shannon	20388	73	Process Operator
Shirley	McCalmont	20389	73	Process Operator
Darren	Mitchell	20405	73	Production Manager
Margaret	Carter
June	Horner	20385	74	Process Operator
Robert	Saunderson	20413	74	Cleaning Operative
Shiralee	Hoy	20422	74	Cleaning Operative
David	Spence	20423	74	Temp Cleaning Operative
James	Holden	20006	76	Compound Room Technician
Fiona	Long	20076	76	Disp & Comp Technician
Rona	Apsley	20087	76	Senior Operator
Edwin	Flynn	20106	76	Dispensary Technician
Jim	Bell	20270	76	Disp & Comp Technician
Iain	Baston	20033	77	Autoclave Operator
Iain Michael	Mulholland	20110	77	Senior Operator
John	Scullion	20111	77	Senior Operator
Stephen	Thompson	20235	77	Autoclave Operator
Mary Jo	Geoghegan	20008	78	Production Supervisor
Eleanor	Anderson	20013	78	Production Co-ordinator
Sarah Ann	Scullion	20015	78	Senior Operator
Carol	Gorman	20048	78	Supervisor
Caroline	McAllister	20063	78	Senior Operator Grade 4
Joyce	Jones	20065	78	Senior Operator
Dorothy	Buchanan	20078	78	Senior Operator
Maura Ann	Doherty	20082	78	Senior Operator
Richard	Todd	20120	78	Senior Operator
Ann	Brennan	20153	78	Senior Operator
Francis	Healy	10187	79	Engineering Supervisor
Geoffrey	Craig	20118	79	Engineering Admin Assistant
Maurice Victor	Wright	20127	79	Maintenance Engineer
J Patrick	Brazier	20189	79	Maintenance Engineer
William	Ogilby	20410	79	Maintenance Engineer
Jacqueline	Steward	20129	80	Receptionist
Deirdre	Lemon	20132	80	Office Supervisor
Michael	Cottor	20136	81	QA Clerk
Jean	Graham
Paula	Kearney	20140	81	QCT
Robert	McConnell	20144	81	Project Manager
Angela	Armstrong	20145	81	Lab Manager, Chemistry IV
Andrew	McDonald	20146	81	Solutions Monitor
Alan	McGahie	20147	81	Quality Assurance Manager
Ruth	Wilson	20205	81	Senior Operator
Thomas	Surgenor	20208	81	Validation Technician
Diane	Perry	20252	81	Quality Unit Clerk

Lisa	Gilmour	20253	81	Analyst
Julie	Morton	20257	81	Microbiologist
Margaret	Agnew	20311	81	Quality Unit Clerk
Heather	Smith	20349	81	Development Analyst
Patricia	Connolly	20375	81	Analyst (Micro)
Donna	Stewart	20401	81	Quality Compliance Officer
Seona	McKee	20407	81	QC Analyst
Ciara	Greenan	20408	81	Temporary Lab Technican
Maureen	O’Leary	20409	81	QC Analyst
Audrey	McKillop	20414	81	Quality Unit Clerk
Angela	Morrison	20419	81	Lab Analyst
Shirley Anne	Boal	20424	81	Quality Compliance Officer
Steven	Castles	20425	81	QC Analyst
James	McKelvey	20149	82	Managing Director
Kelli	Heggarty	11534	93	Microbiologist

SCHEDULE 6

The Buyer’s Guarantee

1.	GUARANTEE

The Buyer’s Guarantor irrevocably and unconditionally:

1.1	guarantees to the Seller as principal obligor the due and punctual performance and observance by the Buyer of all of its obligations under this Agreement; and

1.2	undertakes to indemnify the Seller against all losses, damages, costs and expenses incurred by the Seller arising from any failure by the Buyer to perform and/or observe any of its obligations under this Agreement, provided the Buyer shall not be liable to pay any such losses, damages, costs or expenses to the extent that such losses, damages, costs or expenses arise from or have increased due to any actions taken or omissions made by the Seller or any member of the Seller’s Group,

(together “this Buyer’s Guarantee”).

2.	CONTINUING SECURITY

This Buyer’s Guarantee is to be a continuing security which shall remain in full force and effect until all of the obligations of the Buyer under this Agreement shall have been fulfilled or shall have expired in accordance with the terms of this Agreement and this Buyer’s Guarantee is to be in addition, and without prejudice to, and shall not merge with, any other right, remedy, guarantee, indemnity or security which the Seller may now or hereafter hold in respect of all or any of the obligations of the Buyer under this Agreement.

3.	BUYER’S PROTECTIONS

The liability of the Buyer’s Guarantor under this Buyer’s Guarantee shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Buyer’s Guarantor from its obligations hereunder including, without limitation:

3.1	any amendment, variation or modification to, or replacement of this Agreement in accordance with Clause 23 of this Agreement unless such amendment would result in increasing the liability of the Buyer’s Guarantor and has not been acquiesced in and executed by the Buyer’s Guarantor; and

3.2	the taking, variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against the Buyer or any other person;

3.3	any time or indulgence or waiver given to, or composition made with, the Buyer or any other person; or

3.4	the Buyer becoming insolvent, going into receivership or liquidation or having an administrator appointed.

4.	FURTHER PROTECTION

This Buyer’s Guarantee shall continue in full force and effect notwithstanding:

4.1	that any purported obligation of the Buyer or any other person to the Seller (or any security therefor) becomes wholly or partly void, invalid or unenforceable for any reason whether or not known to the Seller or the Buyer’s Guarantor; or

4.2	any incapacity or any change in the constitution of, or any amalgamation or reconstruction of, the Buyer’s Guarantor or the Buyer or any other matter whatsoever.

5.	PRIMARY OBLIGATIONS

This Buyer’s Guarantee shall constitute the primary obligations of the Buyer’s Guarantor and the Seller shall not be obliged to make any demand on the Buyer before enforcing its rights against the Buyer’s Guarantor under this Guarantee, but Seller shall make demand on the Buyer at least contemporaneously with its demand on the Buyer’s Guarantor.

6.	WAIVER

No delay or omission of the Seller in exercising any right, power or privilege under this Guarantee shall impair such right, power or privilege or be construed as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

7.	INVALIDITY

If at any time any one or more of the provisions of this Guarantee is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

8.	ASSIGNMENT

In the event of a change of control of the Buyer’s Guarantor, the Buyer’s Guarantor shall be free to assign, sub-contract or otherwise transfer this guarantee or its rights and obligations hereunder to another member of the Buyer’s Group.

SCHEDULE 7

The Seller’s Guarantee

1.	GUARANTEE

The Seller’s Guarantor irrevocably and unconditionally:

1.1	guarantees to the Buyer as principal obligor the due and punctual performance and observance by the Seller of all of its obligations under this Agreement; and

1.2	undertakes to indemnify the Buyer against all losses, damages, costs and expenses incurred by the Buyer arising from any failure by the Seller to perform and/or observe any of its obligations under this Agreement, provided the Seller shall not be liable to pay any such losses, damages, costs or expenses to the extent that such losses, damages, costs or expenses arise from or have increased due to any actions taken or omissions made by the Buyer or any member of the Buyer’s Group,

(together “this Seller’s Guarantee”).

2.	CONTINUING SECURITY

This Seller’s Guarantee is to be a continuing security which shall remain in full force and effect until all of the obligations of the Seller under this Agreement shall have been fulfilled or shall have expired in accordance with the terms of this agreement and this Seller’s Guarantee is to be in addition, and without prejudice to, and shall not merge with, any other right, remedy, guarantee, indemnity or security which the Buyer may now or hereafter hold in respect of all or any of the obligations of the Seller under this Agreement.

3.	BUYER’S PROTECTIONS

The liability of the Seller’s Guarantor under this Seller’s Guarantee shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate the Seller’s Guarantor from its obligations hereunder including, without limitation:

3.1	any amendment, variation or modification to, or replacement of this Agreement in accordance with Clause 23 of this Agreement unless such amendment would result in increasing the liability of the Seller’s Guarantor and has not been acquiesced in and executed by the Seller’s Guarantor; and

3.2	the taking, variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against the Seller or any other person;

3.3	any time or indulgence or waiver given to, or composition made with, the Seller or any other person; or

3.4	the Seller becoming insolvent, going into receivership or liquidation or having an administrator appointed.

4.	FURTHER PROTECTION

This Seller’s Guarantee shall continue in full force and effect notwithstanding:

4.1	that any purported obligation of the Seller or any other person to the Buyer (or any security therefor) becomes wholly or partly void, invalid or unenforceable for any reason whether or not known to the Seller or the Seller’s Guarantor; or

4.2	any incapacity or any change in the constitution of, or any amalgamation or reconstruction of, the Seller’s Guarantor or the Seller or any other matter whatsoever.

5.	PRIMARY OBLIGATIONS

This Seller’s Guarantee shall constitute the primary obligations of the Buyer’s Guarantor and the Seller shall not be obliged to make any demand on the Seller before enforcing its rights against the Seller’s Guarantor under this Guarantee, but the Buyer shall make demand on the Seller at least contemporaneously with its demand on the Seller’s Guarantor.

6.	WAIVER

No delay or omission of the Buyer in exercising any right, power or privilege under this Guarantee shall impair such right, power or privilege or be construed as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

7.	INVALIDITY

If at any time any one or more of the provisions of this Guarantee is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

8.	ASSIGNMENT

In the event of a change of control of the Seller’s Guarantor, the Seller’s Guarantor shall be free to assign, sub-contract or otherwise transfer this guarantee or its rights and obligations hereunder to another member of the Seller’s Group.

SCHEDULE 8

Data Room Index

1.1	Statutory books of Ivex Pharmaceuticals Limited

1.2	Statutory books of Galen Research Laboratories Limited and Galen (UK) Limited

2.1	MHRA Marketing Authorisations – Ivex Pharmaceuticals Limited

Intraneal No. 1

Intraneal No. 2

Intraneal No. 4

Plegivex Cardioplegia Solution

Sterile Chlorhexidine Solution for Irrigation 0.02% w/v

Sterile Chlorhexidine Solution for Irrigation 0.05% w/v

Sterile Chlorhexidine Solution 1.0% w/v

Sterile Chlorhexidine Solution 1.0% w/v (Red)

Sterile Chlorhexidine Solution 0.5% w/v

Sterile Chlorhexidine Solution 0.05% w/v

0.5% w/v Chlorhexidine in 70% v/v Industrial Methylated Spirit

Chlorhexidine Gluconate Solution 5.0% w/v

Surgiscrub

Darrow’s Solution for Infusion

Ringer’s Solution for Infusion

CPD-50 Solution

Glucose 50% w/v IV Infusion BP

Half Strength Hartmann’s Solution with 5% w/v Glucose IV Infusion

0.45% w/v Sodium Chloride and 5% w/v Glucose IV Infusion

Metrovex

MHRA Marketing Authorisations – Galen Research Laboratories Limited

Sterile Water for Irrigation

Sodium Chloride 0.9% w/v for Irrigation

Sodium Chloride 0.9% w/v for IV Infusion BP

Dextrose Injection BP 5% w/v

Dextrose Injection BP 10% w/v

Sodium Chloride 0.9% w/v and Dextrose 5% w/v Injection BP

Sodium Lactate IV Infusion BP

Compound Sodium Lactate IV Infusion BP

Sodium Chloride 0.45% w/v IV Infusion BP

Sodium Chloride 0.18% w/v and Dextrose 4% w/v Injection BP

Sterile Chlorhexidine Solution 0.05% w/v

Potassium Chloride 0.3% w/v and Sodium Chloride 0.9% w/v Injection BP

Potassium Chloride 0.3% w/v and Dextrose 5% w/v IV Infusion BP

Potassium Chloride 0.2% w/v and Sodium Chloride 0.9% w/v IV Infusion BP

Potassium Chloride 0.2% w/v and Glucose 5% w/v IV Infusion BP

Intraneal No. 3

Potassium Chloride 0.15% w/v and Sodium Chloride 0.9% w/v IV Infusion BP

Potassium Chloride 0.15% w/v and Glucose 5% w/v IV Infusion BP

Potassium Chloride 0.15% w/v, Sodium Chloride 0.18% w/v and Glucose 4% w/v IV Infusion BP

Glucose 20% w/v IV Infusion BP

Mannitol 10% w/v IV Infusion BP

Mannitol 20% w/v IV Infusion BP

Sterile Sodium Citrate Solution 3% w/v for Irrigation

Sterile Chlorhexidine Solution 1.0% w/v

Sterile Chlorhexidine Solution 0.5% w/v

Sterile Chlorhexidine Solution 0.05% w/v

Sodium Chloride 0.45% w/v, Potassium Chloride 0.15% w/v and Glucose 5% w/v IV Infusion

Potassium Chloride 0.2% w/v, Sodium Chloride 0.18% w/v and Glucose 4% w/v IV Infusion BP

Potassium Chloride 0.3% w/v, Sodium Chloride 0.18% w/v and Glucose 4% w/v IV Infusion BP

IMB Marketing Authorisations – Ivex Pharmaceuticals Limited

Sterile Water for Irrigation

Sodium Chloride 0.9% w/v for Irrigation

Metronidazole Infusion 5mg/ml (Metrovex)

IMB Marketing Authorisations – Galen Research Laboratories Limited

Sodium Chloride IV Infusion BP 0.9% w/v

Sodium Chloride IV Infusion BP 0.45% w/v

Glucose IV Infusion BP 5% w/v

Glucose IV Infusion BP 10% w/v

Sterile Water for Irrigation

Sodium Lactate Injection BP – 500ml

Sodium Lactate Injection BP – 1000ml

Compound Sodium Lactate IV Infusion BP

Sodium Chloride 0.18% w/v and Dextrose 4% w/v IV Infusion BP

Sodium Chloride 0.9% w/v and Dextrose 5% w/v IV Infusion BP

VMD Marketing Authorisations (UK) – Ivex Pharmaceuticals Limited

Isolec

Vetivex 20

Vetivex 1

Isolec

Vetivex 6

Vetivex 18

Vetivex 3

Vetivex 9 (Ringer’s Solution for Injection)

VMD Marketing Authorisations (RoI) – Ivex Pharmaceuticals Limited

Isolec

Medical Devices Registrations – Ivex Pharmaceuticals Limited

Sterac Water

Sterac Saline

Sterac Saline 20ml

Emergency Eye Wash

Cathcare S

Cathcare W

Cathcare R

Cathcare G

Cathcare C

Glycine 1.5% w/v for Irrigation

Haemodialysis Solutions

Facility Approvals - Ivex Pharmaceuticals Limited

Establishment Inspection Report by FDA

Lloyd’s Register Quality Management System Standards

Medicinal Product FDA Site Registration

Medical Device FDA Site Registration

MHRA Manufacturer’s Licence

MHRA Manufacturer’s “Specials” Licence

MHRA Wholesale Dealer’s Licence

3.1	UK patent office trademark registrations for:

VetIvex

Plegivex

Cathcare

Intraneal

Sterexidine

Sterac

Metrovex

Haemovex

Clinisol

Intraven

Cetexidine

Clinilyte

Clinivex

Republic of Ireland patent office trademark registrations for:

Metrovex

Haemovex

4.1	Galen Holdings plc 2002 Annual Report and Accounts

Galen Holdings plc 2003 Interim Report and Accounts

Galen (UK) Limited report and financial statements for period to 30 September 2002

Galen Research Laboratories Limited financial statements for y/e 30 September 2002

4.2	Ivex Pharmaceuticals Limited Annual Report for y/e 30 September 2002

Ivex Pharmaceuticals Limited Annual Report for y/e 30 September 2003

4.3	Ivex Pharmaceuticals Limited projections from 1 October 2003 to 30 September 2005

4.4	General ledger reports at 30 September 2003, 30 November 2003 and 29 February 2004

4.5	Aged debtors report at 30 September 2003 and 29 February 2004

5.2	Listing of debtors balances > 2 months old: period from February to November 2003

Listing of potential bad debts at 31 December 2003

5.4	Analysis of sales by category by customer (1 October 1999 to 30 September 2003)

5.6	Confidentiality Agreement with Baxter Healthcare Limited

Confidentiality Agreement with Baxter SA/NV

Supply Agreement with Baxter S.A.

Technical Agreement with Baxter Healthcare Limited

Technical Agreement with Biosol S.p.A.

Technical Agreement with Boots Company PLC

Agreement with Ciba Vision Ophthalmics GmbH

Agreement with Ciba Vision Ophthalmics UK Limited

Contract Manufacturing Agreement with Ciba Vision AG (Draft)

Development Agreement with COBE BCT Inc.

Non-Disclosure Agreement with COBE BCT Inc.

Technical Contract with Coloplast Continence Care Division

Commercial Agreement for Stability Development and Validation with Edwards Lifesciences BV (Draft)

Manufacturing and Supply Agreement with Edwards Lifesciences AG (Draft)

Mutual Confidentiality Agreement with Edwards Lifesciences SA (Draft)

Manufacturing and Supply Agreement with Excorim AB

Contract Manufacturing Agreement with Fresenius Kabi Limited

Manufacturing and Supply Agreement with Gambro BCT

Riboflavin Stability Contract with Gambro BCT Inc.

Manufacturing and Supply Agreement with Hospal International Marketing Management S.N.C. and Gambro Lundia AB

Agreement with Haemonetics S.A. (December 1995)

Agreement with Haemonetics S.A. (February 1996)

Agreement with Haemonetics S.A. (August 1996)

Agreement with Haemonetics S.A. (September 1997)

Agreement with Haemonetics S.A. (September 1997)

Agreement with Haemonetics S.A. (September 1997)

Non-Disclosure Agreement with IV Direct Limited

Mutual Non-Disclosure Agreement with J.F.Melin Pharmacien

Confidentiality Agreement with Kendle International Inc. and Technomark Consulting Services Limited

Confidentiality Agreement with Laboratoires UPSA

Manufacturing and Supply Agreement with Maelor Pharmaceuticals Limited

Mutual Non-Disclosure Agreement with Maelor Pharmaceuticals Limited

Confidentiality Agreement with Maelor Pharmaceutical Supplies Limited

Confidentiality Agreement with Mindset BioPharmaceuticals (USA) Inc.

Manufacturing and Supply Agreement with ML Laboratories PLC

Assignment and Novation Agreement with ML Laboratories PLC and Shire Pharmaceutical Contracts Limited

Confidentiality Agreement with ML Laboratories Limited

Mutual Non-Disclosure Agreement with Novirio Pharmaceuticals Inc.

Mutual Non-Disclosure Agreement with NxStage Medical Inc.

Manufacturing and Supply Agreement with NxStage Medical Inc. (Draft)

Confidentiality Agreement with Nycomed Ireland

Manufacturing and Supply Agreement with Organon Laboratories Ltd (Draft)

Manufacturing Agreement with Seton Healthcare Group PLC

Secrecy Agreement with Stedim S.A.

Mutual Non-Disclosure Agreement with Technoflex S.A.

Agreement of Intent with Technoflex S.A.

Mutual Non-Disclosure Agreement with Water First Limited

5.7	National Health Services tender contracts:

Yorkshire NHS Trusts Pharmacy Consortium

Scottish Healthcare Supplies

Central Services Agency (Northern Ireland)

5.10	Sales and marketing literature re: Isolec and VetIvex products

5.11	Ivex Pharmaceuticals Limited: index of product prices

5.12	Overview of customer service organisation

5.13	Analysis of sales by product for y/e 30 September 2002

Mapping of product sales codes to related MHRA Marketing Authorisations

5.15	Ivex strategy statement

6.2	Detailed listing of stock on hand (units and value) at 30 September 2003

Analysis of stock provision movement in y/e 30 September 2003

Report of shelf-life expiry dates on finished goods in stock at 9 January 2004

6.3	Details of stock write-offs during 2002 and 2003

6.5	Report of purchases by supplier from 1 October 2001 to 30 September 2003

7.1	Aged creditors report at 30 September 2003

Listing of ‘open’ purchase orders at 5 January 2004

7.5	Report of goods receipts for 2002 and 2003 (raw materials and starting materials)

8.1	Analysis of prepayments and accrued liabilities at 30 September 2003

9.1	Listing of plant equipment to transfer as part of transaction

Listing of laboratory equipment to transfer as part of transaction

Invoice analysis re: cost of plant and laboratory equipment to transfer as part of transaction

Listing of computer hardware and software to transfer as part of transaction

9.5	Weekly plant equipment maintenance records for 2003

9.7	Schedule of car leases (including monthly costs and lease expiry dates)

Vehicle Management Services Agreements

Maintenance contract with Waters Chromatography Ireland Limited

10.1	Corporation tax computation for year ended 30 September 2002

Company tax returns (CT600) for year ended 30 September 2002

Corporation tax computation for year ended 30 September 2003 (Draft)

10.2	VAT returns (quarterly basis) for year ended 30 September 2003

10.3	PAYE and NIC returns (monthly basis) for period April 2003 to September 2003

12.1	Galen Holdings plc insurance summary for Larne site (details provided re: buildings, contents, stock and business interruption coverages only)

13.1	Waste disposal regulations and compliance records

13.2	Environmental licences:

Department of Environment (NI) consent to discharge trade effluent

BSI Certificate of Registration for Environmental Management System

BSI continuing assessment visit report (13 March 2003)

Oil spillage report dated June 19, 1994

13.3	Department of Health, Social Services and Public Safety licences:

Possession of morphine

Possess, produce and supply of fentanyl

13.4	Details of recycling programs

14.1	Employee details:

Name

Department

Job title

Annual salary (basic)

Number of hours worked (per week)

Employee pension contribution %

Permanent Health Insurance

Life Cover

Private Medical Insurance

Car

Bonus

Executive Share Options

Age

Length of service

Savings-Related Share Option Scheme contributions

14.2	Ivex Pharmaceuticals Limited organisation chart (January 2004)

14.3	Terms and conditions of employment for Ivex senior management:

James McKelvey

Allyn Keown

Bob McConnell

Alan McGahie

John Armstrong

Darren Mitchell

Francis Healy

Angela Armstrong

Eleanor Anderson (nee McEvoy)

Donna Stewart

Julie Morton

‘Standard’ terms and conditions of employment:

Managerial

Over £8.25 per hour

Under £8.25 per hour (production operative)

Under £8.25 per hour (non-production operative)

Temporary worker

14.4	Employee Information Binder (updated May 2003)

14.5	Union Recognition and Procedural Agreement

14.7	Employee Tribunal cases since January 2002

14.8	Galen Limited No. 2 Retirement Benefits Scheme (with Scottish Life)

Galen Limited Group Personal Pension plan (with Standard Life)

Galen Limited Occupational Pension plan (with Standard Life)

14.9	Galen Holdings Limited Savings-Related Share Option Scheme

Rules of the Galen Holdings plc Approved and Unapproved Share Option Schemes

Galen Holdings plc 2000 US (Executive) Option Scheme (amended May 13, 2003)

Executive share options issued to Ivex senior management (14 November 2002)

14.10	List of ‘key’ employee resignations during 2002 and 2003

14.11	Employee benefit plans:

Life Assurance

Long Term Disability

VIP Executive Business Express

Cost of private medical insurance (per month) for Ivex senior management

14.13	List of employees on long term sickness leave
List of employees on maternity leave

16.1	Analysis of production capacity per line per single shift (by product volume)

16.3	Listing of Ivex materials in stability chambers 2, 3 and 4

16.4	Standard Operating Procedures (SOPs):

Production

Quality Control

Quality Assurance

Microbiology

Engineering

Stores

Administration

16.5	Manufacturing flow chart

16.9	Plant and laboratory equipment ‘gap’ analysis

16.14	Manufacturing variances per line (December 2002 to October 2003)

16.15	Details of operations related software:

TREND - building management system

PEMAC – planned engineering maintenance and stores control system

16.19	Quality complaints received from customers (2002 and 2003)
Medical/Technical information requests (2002 and 2003)
Quality complaints made to suppliers (2003)

16.20	Production deviations during 2002 and 2003

17.1	Health and Safety Policy Handbook

Accident statistics 1996-2002

Accident and occupational ill health report summary for 2003

Health and Safety claims made during 2002 and 2003

Fair Employment Monitoring Return (February 2002 to February 2003)

Environmental incident reports for 2001-2003

Northern Ireland Fire Brigade exemption notice

19.1	Summary of current stability studies

SCHEDULE 9

Business Intellectual Property and IP Licences

Business Intellectual Property

As disclosed in the Data Room

IP Licences

As disclosed in the Data Room

Signed by GEOFFREY ELLIOTT For and on behalf of IVEX PHARMACEUTICALS LIMITED	) )

EXECUTED and DELIVERED as a Deed by ROBERT WHITEFORD who was appointed under a Power of Attorney dated 28th April 2004 For and on behalf of GALEN HOLDINGS, plc.	) )

Signed by GARY HEATH for and on behalf of GAMBRO NORTHERN IRELAND LIMITED:	) )

EXECUTED and DELIVERED as a Deed by DAVID PEREZ and another authorized representative of Gambro BCT, Inc., for and on behalf of GAMBRO BCT, INC.	) )